UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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DST Systems, Inc.
(Name of Registrant as Specified In Its Charter)

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333 West 11th Street
Kansas City, MO 64105

DST SYSTEMS, INC.
NOTICE AND PROXY STATEMENT
for
Annual Meeting of Stockholders

Tuesday, May 10, 2011

YOUR VOTE IS IMPORTANT

You have received information on casting your vote. We began delivering annual meeting materials, or Notice of Internet Availability of Proxy Materials, on or about March 21, 2011.

DST Systems, Inc.
333 West 11th Street
Kansas City, Missouri 64105

 Proxy Statement
and
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

        We invite you to attend our annual meeting of stockholders.

Place:	Our principal executive offices: 333 West 11th Street, 3rd floor Kansas City, Missouri
Time:	10:30 a.m., Central Daylight Time
Date:	Tuesday, May 10, 2011

        Stockholders will consider and vote upon the following matters:

    •
    Election of the Company's nominees for Director, each to serve a three-year term expiring upon the 2014 Annual Meeting of Stockholders or until a successor is duly elected and qualified

    •
    Ratification of the Audit Committee's Selection of Independent Registered Public Accounting Firm

    •
    Non-binding, Advisory Vote on Named Officer Compensation ("Say on Pay")

    •
    Non-binding, Advisory Vote on the Frequency of Future Say on Pay Voting

        The record date for determining which stockholders may vote at this meeting or any adjournment is March 11, 2011. We will provide the recordholder list during the annual meeting if any stockholder wishes to examine it for any purpose pertaining to the meeting. We will make the list available during regular business hours at the above address for the ten-day period before the annual meeting.

        Please vote your shares, regardless of whether you plan to attend the meeting, by following the voting instructions. Whether you vote by telephone, through the Internet, or by mail, you are authorizing the Proxy Committee (and/or the trustee of DST benefit plans or any broker or nominee through which you hold shares) to vote as you specify on the proposals. You are also authorizing them to vote in their discretion on other proposals a stockholder properly brings before the meeting. If you hold shares on behalf of an estate or corporation, in some other legal capacity or jointly, you confirm by voting that you have the authority to vote on behalf of all owners of the shares.

        If you need assistance at the annual meeting because of a disability, please let us know by May 2, 2011, at (816) 435-8655.

By Order of the Board of Directors,

Randall D. Young Vice President, General Counsel and Secretary

The date of this Notice is March 21, 2011.

DST Systems, Inc.
333 West 11th Street
Kansas City, Missouri 64105

PROXY STATEMENT

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE 2011 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 10, 2011: THE PROXY STATEMENT FOR SUCH MEETING AND THE ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2010 ARE AVAILABLE AT www.edocumentview.com/DST.

PROXY STATEMENT

        On or about March 21, 2011, we began delivering to you, our stockholders of record at the close of business on March 11, 2011 (our record date), this Proxy Statement for our 2011 annual stockholders' meeting and our Annual Report on Form 10-K for the fiscal year ended December 31, 2010. We mailed full sets of the materials to our stockholders of record, other than stockholders of record who have consented to receive the materials electronically and employees with workplace email accounts. We delivered a Notice of Internet Availability of Proxy Materials to our stockholders holding through brokers or other nominees.

        We will hold the annual meeting at 10:30 a.m. Central Daylight Time on Tuesday, May 10, 2011, at our principal executive offices, 333 West 11th Street, 3rd Floor, Kansas City, Missouri 64105. At the meeting, our Board of Directors will present four proposals and solicit your vote on them. You may vote on the proposals if you own our common stock, par value $.01 per share, on the record date. We have listed our common stock, our only class of voting securities ("DST stock"), on the New York Stock Exchange.

        Our Board asks that you vote for the Board nominees for director. Our Board also asks that, on a non-binding basis, you vote for ratification of the Audit Committee's selection of our independent registered public accounting firm, vote for advising the Board that you approve the compensation of the officers named in the Summary Compensation Table on page 48 ("Say on Pay"), and select "1 year" to advise the Board that future Say on Pay voting should occur annually. We do not know of any other matters on which you will vote at the annual meeting. Recordholders may appoint the Proxy Committee as their proxy. The Proxy Committee members are Stephen C. Hooley, President and Chief Operating Officer; Kenneth V. Hager, Vice President, Chief Financial Officer and Treasurer; and Randall D. Young, Vice President, General Counsel and Corporate Secretary. The Proxy Committee will vote your shares as you direct.

        This Proxy Statement contains a separate report by each of the Audit Committee and Compensation Committee of our Board. The two Board committee reports are "furnished," not "filed," for Securities Act of 1934 purposes. Within Board committee reports, "we," "ours," "us" or similar terms mean the committee giving the report. Otherwise, such words or "the Company" mean DST Systems, Inc. ("DST") and its subsidiaries.

        This Proxy Statement references the Corporate Governance Guidelines, the Business Ethics and Legal Compliance Policy, and the charters of the Board's Audit Committee, Compensation Committee, and Corporate Governance/Nominating Committee ("Governance Committee"). You can access each of these documents at our website, www.dstsystems.com. We will furnish you a copy of any of these documents without charge, if you request in writing to:

DST Corporate Secretary
333 W. 11th Street, 5th Floor
Kansas City, MO 64105

PROPOSAL 1
ELECT DIRECTORS

        Our Bylaws divide our Board into three classes with class terms expiring each year in rotation. At each annual meeting, stockholders elect a class of directors for a full three-year term. Our Board asks you to elect nominee Lawrence M. Higby, as well as current directors George L. Argyros, Thomas A. McDonnell and M. Jeannine Strandjord, for a three-year term expiring in 2014 or until their successors are elected and qualified. They are willing to serve as directors.

        The Board nominated Mr. Higby after considering his background and experiences described on page 8 and applying the nominating processes described on pages 20-21. The other nominees currently serve on the Board. Ambassador Argyros has served on our Board during two separate periods aggregating eight years. Mr. McDonnell has served on our Board for over 38 years. Ms. Strandjord has served on our Board for approximately 15 years.

        Mr. McDonnell serves as our Chief Executive Officer, Ambassador Argyros serves as Chairman and Chief Executive Officer of Arnel & Affiliates, and Mr. Higby and Ms. Strandjord are retired from executive positions at other companies, all as further described in the Service and Qualifications section on page 6.

        If any Board nominee should become unavailable for election, the Proxy Committee will vote for another nominee whom the Governance Committee will propose. Alternatively, the Board may reduce the number of directors to be elected at the meeting.

OUR BOARD RECOMMENDS THAT
YOU VOTE FOR THE ELECTION OF ALL
BOARD NOMINEES

PROPOSAL 2
RATIFY THE AUDIT COMMITTEE'S SELECTION
OF PRICEWATERHOUSECOOPERS

        The Audit Committee has selected PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal year 2011. Our Board requests stockholders to ratify such selection.

        PricewaterhouseCoopers will:

  •
  audit our consolidated financial statements and internal control over financial reporting

  •
  review certain reports we will file with the Securities and Exchange Commission

  •
  provide you and our Board with certain reports

  •
  provide such other services as the Audit Committee and its Chairperson from time to time determine.

        PricewaterhouseCoopers served as our independent registered public accounting firm for 2010, performing professional services for us. We expect representatives of PricewaterhouseCoopers to attend the annual meeting. We will allow them to make a statement if they desire and to respond to appropriate questions.

        The Audit Committee is responsible for selecting the Company's independent registered public accounting firm for 2011. Accordingly, stockholder approval is not required to appoint PricewaterhouseCoopers as the Company's independent registered public accounting firm. However, the Board of Directors believes that the submission of the Audit Committee's selection to the stockholders for ratification is a matter of good corporate governance. If the Company's stockholders do not ratify the selection of PricewaterhouseCoopers as the Company's independent registered public accounting firm, the Audit Committee will review its future selection of an independent registered public accounting firm. The Audit Committee may retain another independent registered public accounting firm at any time during the year if it concludes that such change would be in your best interest.

OUR BOARD RECOMMENDS THAT
YOU VOTE FOR THE RATIFICATION OF
THE AUDIT COMMITTEE'S SELECTION OF
PRICEWATERHOUSECOOPERS

PROPOSAL 3
NON-BINDING, ADVISORY VOTE ON NAMED OFFICER COMPENSATION ("SAY ON PAY")

        Recently enacted federal legislation requires that we include in this proxy statement a non-binding stockholder vote to advise on compensation of the officers named in the Summary Compensation table on page 48 (commonly referred to as "Say on Pay").

        The Compensation Committee designs the compensation of the officers named in the Summary Compensation Table. The Committee believes that the design of named officer compensation, described in Compensation Discussion and Analysis on pages 26 through 46, serves the interests of the Company and its shareholders. It structures base salary, incentives, equity grants and other compensation elements to achieve various objectives, including aligning named officer and stockholder interests, attracting and retaining quality leadership, supporting a pay-for-performance philosophy, and maintaining a level of equity grants to avoid excess dilution and expense over time. The Compensation Discussion and Analysis details on pages 26 through 29 the objectives of each element of named officer compensation and on pages 32-33, 37, and 40-41 why and how the Committee selected each such element.

        The Compensation Committee each year reviews and updates our named officer compensation program. In 2010, the Board adopted a formal stock ownership requirement for our Chief Executive Officer, described on page 43. The Compensation Committee has adopted a recoupment (also known as a clawback) policy for incentive and equity awards that applies to all awards made beginning in 2011, described on page 34, including incentives granted in 2011 for 2010 performance. The Committee has formally determined not to include golden parachute excise tax gross-up provisions in future executive employment agreements and has modified the 2005 Equity Incentive Plan to mandate three years as the minimum period for full vesting of time-based equity awards.

        The Board believes that the named officer compensation program is appropriate and in the current and long-term interests of our stockholders. The Board strongly endorses the Company's named officer compensation program and recommends that the stockholders vote in favor of the following resolution:

        "RESOLVED, that the compensation paid to the Company's named officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion included in this proxy statement, is hereby APPROVED.

        Because the vote is advisory, it will not be binding upon the Board or the Compensation Committee, which will not be required to take any action as a result of the outcome of the vote. However, the Committee will consider the outcome of the vote when analyzing future named officer compensation arrangements.

OUR BOARD RECOMMENDS THAT
YOU APPROVE NAMED OFFICER COMPENSATION
ON AN ADVISORY, NON-BINDING BASIS

PROPOSAL 4
NON-BINDING, ADVISORY VOTE ON THE FREQUENCY OF
FUTURE SAY ON PAY VOTING

        You have the option to vote for whether the Say on Pay vote should occur every one, two or three years, or to abstain. The Board recommends that an advisory vote on named officer compensation should occur at annual intervals.

        Although your advisory selection is non-binding, the Board and the Compensation Committee will take into account the outcome of the vote when considering the frequency of future advisory votes on named officer compensation. Regardless of the frequency of Say on Pay votes, the Company's stockholders have other opportunities to provide feedback on important matters including named officer compensation. For example, the rules of the New York Stock Exchange require the Company to seek stockholder approval for employee equity compensation plans and material revisions thereto. As discussed under "Independence and Accessibility," the Company provides stockholders an opportunity to communicate directly with the Board and the Compensation Committee, including on issues of named officer compensation.

OUR BOARD RECOMMENDS THAT
YOU VOTE FOR ANNUAL ADVISORY SAY ON PAY VOTING

 MEMBERS OF AND NOMINEES TO OUR BOARD

SERVICE AND QUALIFICATIONS

        DST and Public Company Board Service.    Thomas A. McDonnell is a DST executive officer. We do not employ the remaining directors and nominees listed in the table.

DIRECTORS AND NOMINEES	Age	Dates of Service on DST Board	Annual Meeting at Which Term Expires		Service on Committees of DST Board	Registered Investment Company Directorships and Public Company Directorships Other Than the Company(2)
A. Edward Allinson	76	September 1995–present April 1977–December 1990	2013		Audit Governance	—
George L. Argyros	74	February 2006–present December 1998–November 2001 (when he resigned to serve as United States Ambassador to Spain)	2014	(1)	Compensation Governance	First American Financial Corp Pacific Mercantile Bancorp
Michael G. Fitt Lead Independent Director	79	September 1995–present	2013		Audit Compensation Governance	—
Robert T. Jackson	65	July 2007–present	2013		Audit (Chairperson) Compensation Governance	Artio Global Investors Inc.
Lawrence M. Higby	65	No Service to Date; Nominee	2014	(1)	—	eHealth, Inc. Herbalife Ltd.
Thomas A. McCullough	68	January 1990–present	2012		—	Netspend Holdings, Inc.
Thomas A. McDonnell	65	June 1972–present	2014	(1)	—	Euronet Worldwide, Inc. Kansas City Southern
William C. Nelson	73	January 1996–present	2012		Audit Compensation Governance (Chairperson)	Great Plains Energy Inc.
Travis E. Reed	76	July 2002–present	2012		Audit Compensation Governance	—
M. Jeannine Strandjord	65	January 1996–present	2014	(1)	Audit Compensation (Chairperson) Governance	Euronet Worldwide, Inc. Six registered investment companies that are part of American Century Funds

(1)
Their terms will expire in 2014 if stockholders elect them at the 2011 annual meeting.

(2)
Within the past five years, Messrs. Allinson and Fitt were also directors of Kansas City Southern, Mr. McDonnell was a director of Commerce Bancshares, Blue Valley Ban Corp., and Garmin Ltd., and Ms. Strandjord was a director of Charming Shoppes, Inc.

        Principal Occupations and Qualifications.    The Board has concluded that each of its members and nominees is qualified to serve as a director due to the value of the following experiences, qualifications, attributes and skills:

A. EDWARD ALLINSON

        Mr. Allinson was Executive Vice President of State Street Bank and Trust Company ("State Street Bank") and Executive Vice President of State Street Corporation ("State Street"), the parent company of State Street Bank, from March 1990 through December 1999. State Street is a financial services corporation that provides banking, trust, investment management, global custody, administration and securities processing services. From December 1999 through his retirement in October 2000, Mr. Allinson served as Chief Executive Officer and Chairman of the Board of EquiServe Limited Partnership, a stock transfer agent for publicly listed corporations which became, for a time, our wholly-owned subsidiary.

        Mr. Allinson's extensive background as an executive in the financial services industry, the computer and data processing industry and transfer agency operations are uniquely suited to our businesses. He was one of the founders of Boston Financial Data Services ("Boston Financial"), our full service transfer agency joint venture with State Street. He therefore has a deep understanding of our core transfer agency operations and related service and technology offerings, as well as our customer base. He also brings to our Board skills related to our international businesses, which he developed through his experiences at both State Street Bank and another major national bank. He contributes to our Board his past experience as a director with Kansas City Southern, which owned all of our shares prior to our initial public offering in 1995. His long service as our director and as a director of our previous parent gives him invaluable insights into our history and growth and a unique perspective of the strategic direction of our businesses.

GEORGE L. ARGYROS

        Except during his ambassadorship from November 2001 to November 2004, Ambassador Argyros has served from 1968 as Chairman and Chief Executive Officer of Arnel & Affiliates, a prominent West Coast diversified investment company, and from 1987 as a general partner and the principal financial partner in Westar Capital, a private investment company.

        Ambassador Argyros' experiences operating a diversified investment company and a large real estate investment portfolio are helpful to Board evaluation of our diversification transactions and real estate related operations. Having owned and operated companies for more than 40 years, Ambassador Argyros also has experiences in banking, manufacturing, and corporate restructuring. He brings to our Board insight into various management, financial and governance matters developed by serving on numerous boards, both private and public. He has extensive experience with political and international matters as a result of his service as a United States ambassador.

MICHAEL G. FITT

        Mr. Fitt was Chief Executive Officer and Chairman of GE Employers Reinsurance Corporation, a reinsurance company that has been acquired by the Swiss Re Group, from 1980 through 1992 and its President from 1979 through October 1991. He retired from GE Employers in 1992. Mr. Fitt's role as our Lead Independent Director is to fulfill the responsibilities described on page 12.

        Mr. Fitt's past experiences, including a leadership position for one of the largest reinsurance companies in the world as well as other executive positions in a major financial company, provide the Board with seasoned judgment in the evaluation of our senior executives and management of the important relationships between the Board and our senior executives. His experience for over 40 years in the insurance industry also makes him a valuable resource for the Board in fulfilling its risk oversight function. From his membership on various profit and not-for-profit boards, he brings to the Board knowledge of a variety of industries and of the challenges of international operations. His knowledge of finance, management and governance gained through prior senior executive roles has contributed to his effectiveness as Lead Independent Director and as our former Audit Committee Chairperson. He also contributes to our Board his past experience as a director with Kansas City Southern, which owned all of our shares prior to our initial public offering in 1995, and he has served on our Board since our initial public offering in 1995.

LAWRENCE M. HIGBY

        Mr. Higby is being nominated by the Board as a new director. He is the retired President and Chief Executive Officer of Apria Healthcare, where he also served for a period of time as Chief Operating Officer. Prior to his service with Apria from November 1997 to October 2008, he held executive leadership positions in various other industries, including energy, publishing, and manufacturing. In the mid-1990's, he served as President and Chief Operating Officer of Unocal 76 Products Company, a petroleum company. From the mid-1980's through the early 1990's, he served in executive positions, including as Executive Vice President with The Times Mirror Company, publisher of the Los Angeles Times. Prior to that time, he held management positions with PepsiCo, including as Vice President of Marketing for Pepsi-Cola USA. Mr. Higby's experiences in the healthcare industry, including his involvement in response to legislative initiatives and his relationships within the Centers for Medicare and Medicaid Services, will be helpful to the Board in making strategic decisions regarding our Argus Health Systems and DST Health Solutions businesses. His broad business leadership, particularly his experiences in marketing, will enhance the expertise of our Board.

ROBERT T. JACKSON

        Mr. Jackson retired in 2006 as the principal financial officer and an administrative officer of American Century Investments, an investment management company. Prior to joining American Century in 1995, Mr. Jackson held various leadership positions in Kemper Corporation, a financial services company.

        Mr. Jackson's experience in the financial services industry spans more than 30 years. He brings extensive knowledge of the mutual fund and financial services industry served by our core business operations. He uses his financial experience as our current Audit Committee Chairperson and as a member of the Compensation Committee. He has led operations and technology functions and also brings to the Board knowledge of the life insurance and brokerage industries, both of which are important to the growth of our financial services and print-mail businesses. He brings an experienced perspective on Audit Committee communication with the Finance Department and internal and external auditors and to Board oversight and understanding of our business strategies.

THOMAS A. MCCULLOUGH

        Mr. McCullough served as an Executive Vice President from April 1987 through December 2009 and as our Chief Operating Officer from May 2001 through June 2009. He retired from service as an executive of the Company at the end of 2009. His responsibilities included full service mutual fund processing, remote service mutual fund client servicing, Automated Work Distributor products, information systems, product sales and marketing, and data centers. From September 2000 through 2003, he served as Chief Executive Officer and from September 2000 through June 2009 he served as Chairman of Boston Financial, our joint venture with State Street. He continues to serve on the Boston Financial Board of Directors. Boston Financial performs shareowner accounting services for mutual fund companies and remittance and proxy processing, teleservicing and class action administration services.

        Mr. McCullough retired after nearly 23 years of DST service and he brings to the Board hands-on experience with the challenges and nuances of our financial services and software businesses and in-depth knowledge of our print-mail, health care and international businesses. He has participated extensively in the selection, leadership and development of our executive officers. The director and officer positions he has held with our joint venture, Boston Financial, give him important insight into our U.S. and international joint venture relationships. His experience as a partner in the consulting division of a national accounting firm prior to joining our company has given him significant knowledge of financial and internal audit matters and exposure to strategic issues faced by a number of different companies in a variety of industries. His service on the board of a company in the health care industry adds important knowledge to the Board's understanding of our health care service operations, and his service on other companies' boards of directors provides a valuable perspective to the Board on governance matters and effective relationships with executive management.

THOMAS A. MCDONNELL

        Mr. McDonnell has served as our Chief Executive Officer since October 1984, and as our President from January 1973 through June 2009 (except for a 30-month period from October 1984 to April 1987). He served as Treasurer from February 1973 to September 1995.

        Mr. McDonnell has been with DST since inception and is considered one of the principal founders of the Company. He has led the Company into its core financial services and software businesses and into our international and various diversified business ventures. He has a unique understanding of the interrelationship of such businesses. The Board has determined that he sets a tone for ethical behavior, represents us well with clients and the communities in which we have a significant presence, and stewards our resources with proficiency. He has a solid business education that has enabled his leadership of our finance and human resources functions. As a member of numerous boards, he has experienced various styles of board oversight and interplay with executive management. These experiences enhance his collaboration with our Board and his skill at providing our directors with the information and understanding needed to serve us well.

WILLIAM C. NELSON

        In March 2001, Mr. Nelson joined George K. Baum Holdings, Inc., an investment banking and holding company, as Chairman, George K. Baum Asset Management. In March 2000, Mr. Nelson retired from his positions as President, Kansas City Region, of Bank of America, N.A. and Chairman of Bank of America Mid-West. Mr. Nelson had served since June 1988 as an executive officer of certain banks acquired by Bank of America.

        Mr. Nelson has had over 40 years experience in the banking industry. His leadership of a Kansas City bank resulted in significant and measurable improvements, and that experience has added to the Board's ability to evaluate various strategic initiatives and challenges in our businesses. His broad knowledge of finance, lending and credit markets is valuable to the Board's evaluation of liquidity and credit matters. He contributes to the Board his knowledge of expense management, risk evaluation and regulatory compliance, as well as client relationship, international business, human resources, and acquisition integration management. He serves as a director, chairman or advisor of other public, private and not-for-profit organizations, which is helpful to his role as Chairperson of the Governance Committee. He has served on our Board since our initial public offering in 1995, which gives him invaluable insights into our history and growth and the strategic direction of our various businesses.

TRAVIS E. REED

        Mr. Reed is founder of Reed Investment Corporation, which acquires equity interests in various businesses. He has served as its President since 1977.

        Mr. Reed's experiences over almost five decades in the financial industry as an investor qualify him to serve on our Board. As an entrepreneur, he brings a unique perspective to the challenge of balancing risk and rewards faced by our businesses and in acquisition transactions. He has gained experiences valuable to our Board by serving as a founder, director and/or officer of two publicly-held corporations and one privately-held corporation. His knowledge of complex financial arrangements, regulatory compliance, mergers and acquisitions, and markets and trading activities is helpful to the Board in evaluating the merits of strategic initiatives and acquisitions and addressing strategic challenges. His service at the U.S. Department of Commerce in a senior leadership role involving both domestic and international businesses brings to the Board an understanding of the impact of national governmental initiatives, policies and regulation on our businesses. He currently chairs the board audit committee of a major university, which has provided our Audit Committee with valuable perspective in managing its relationship with our independent auditors and performance of its financial reporting oversight function.

M. JEANNINE STRANDJORD

        Ms. Strandjord is a retired executive of Sprint Corporation (today, Sprint Nextel Corp.), a global communications company. From September 2003 until her retirement in November 2005, she served Sprint as Senior Vice President and Chief Integration Officer. Prior to holding such office she served in various Sprint positions: Senior Vice President of Financial Services (between January 2003 and September 2003); Senior Vice President of Finance for the Global Markets Group (between November 1998 and December 2002); Senior Vice President and Treasurer (from 1990 to November 1998); and Vice-President and Controller (from 1986 through 1989).

        Ms. Strandjord brings over 40 years of experience in financial executive roles with three different industries and a national certified public accounting firm. She has supervised the streamlining of transaction processing, led a successful restructuring, and served as a representative of her company on international joint ventures. Each of these experiences is helpful to our Board and management. She serves on other public company boards and chairs a committee of each. As Chairperson of our Compensation Committee, she draws upon her substantial experience in talent acquisition and her understanding of the financial impact of compensation determinations. She has in-depth knowledge of the most current corporate governance issues through her leadership in governance organizations and contributions to governance panels. As a director of several investment companies, she stays abreast of the various changes in the mutual fund industry, which is the core industry we serve. She has served on our Board since our initial public offering in 1995, which gives her invaluable insights into our history and growth and strategic direction of our various businesses.

COMMITTEES AND MEETINGS

        Our Board met seven times in 2010. The Board appoints the members of the three Board committees: the Audit Committee, the Compensation Committee, and the Governance Committee. During 2010, the Audit Committee held four meetings, the Governance Committee held three meetings, and the Compensation Committee held six meetings.

        In 2010, each director attended at least 75% of all regular and special Board meetings and all meetings of Board committees on which the director served, with seven directors attending all the meetings. Our directors shall, whenever reasonably practicable, attend annual stockholders' meetings. All directors attended the 2010 annual stockholders' meeting. Non-employee directors, led by Lead Independent Director Michael G. Fitt, meet regularly in private session without management, and the independent directors meet at least annually.

LEADERSHIP, EXPECTATIONS, OVERSIGHT

        Board Leadership Structure.    Our Bylaws provide that the Board has the discretion but may choose not to appoint a Chairman of the Board. In the absence of such an appointment, the Chief Executive Officer chairs meetings of the Board. Our Board has not elected a Chairman of the Board with the result that our Chief Executive Officer, Thomas A. McDonnell, chairs the Board meetings and discharges the other duties of Chairman.

        The Board has determined that the Board and the Company are presently best led by having a Lead Independent Director as well as having the Chief Executive Officer discharge the duties of a chairman. Having the Chief Executive Officer perform the functions of a chairman provides both accountability to the Board and clear and effective leadership for the Board and the Company, while avoiding any potential for confusion or duplication of efforts between the Chief Executive Officer and a separately appointed chairman.

        Our Corporate Governance Guidelines, which are available on our website, provide for a strong lead independent director role. The Board has appointed Michael G. Fitt as Lead Independent Director. The Lead Independent Director performs the following functions and such other functions as the Board may direct:

  •
  Presiding at executive sessions of the Board at which only non-management or independent directors are permitted to be present, along with other persons invited to attend such sessions by the Lead Independent Director or by consensus of a majority of the non-management or independent directors.

  •
  Serving as liaison between the non-management or independent directors and either the Chairman of the Board, if one is appointed, or the Chief Executive Officer.

  •
  Advising the Chairman of the Board, if one is appointed, or the Chief Executive Officer of agenda items for Board meetings suggested by any non-management director.

  •
  Serving as a point of contact for stockholders wishing to communicate with the Board other than through the Chairman of the Board, if one is appointed, or the Chief Executive Officer.

        Our governance processes, including the Board's involvement in developing and implementing strategy, active oversight of risk, regular review of business results and thorough evaluation of chief executive officer performance and compensation, provide rigorous Board oversight of the Chief Executive Officer as he fulfills his various responsibilities, including discharging the duties of the Chairman.

        Stock Ownership Expectations for Non-Employee Directors.    The Board has adopted a guideline that its non-employee directors are expected to beneficially own an amount of DST stock with a fair market value equal to at least five times the annual minimum retainer for serving as a Board member. The guideline provides a grace period for achievement of such ownership level after joining the Board. The Board will consider personal circumstances, length of service on the Board, and the effect of market conditions in applying the guideline.

        Board Risk Oversight.    The Board, with the assistance of the Audit Committee, has oversight of the Company's risk assessment and risk management, with particular focus by the Board on material corporate governance and business strategy risks. The Audit Committee assists the Board with oversight of the Company's material financial risk exposures, including without limitation liquidity, credit, operational and investment risks, and the Company's material financial statement and financial reporting risks. The Compensation Committee assists the Board with oversight of whether the Company's compensation policies and practices for all employees, including non-executive officers, create risks that are reasonably likely to have a material adverse effect on the Company, and whether the effect of incentive compensation structures for executive officers may cause inappropriate risk-taking. In each case the Board or the Committee oversees the steps Company management has taken to monitor and control such exposures.

        The Chief Executive Officer, by leading Board meetings, facilitates reporting by the Audit Committee and the Compensation Committee to the Board of their respective activities in risk oversight assistance to the Board. The Lead Independent Director, who serves on both committees, suggests risk management topics for Board agenda as he and other non-management directors deem appropriate. He may lead risk management discussions in executive sessions of non-management or independent directors. The Chief Executive Officer's collaboration with the Board allows him to gauge whether management is providing adequate information for the Board to understand the interrelationships of our various business risks. He is available to the Board to address any questions from directors regarding executive management's ability to identify and mitigate risks and weigh them against potential rewards.

INDEPENDENCE AND ACCESSIBILITY

        Non-Employee Director Independence.    New York Stock Exchange standards, certain securities and tax laws, and our Corporate Governance Guidelines govern the independence of non-employee directors. A majority of our Board must be independent, and directors must be independent for purposes of Board committee service. Our Board has determined the independence for Board service and for service on their respective Board committees of each of Ms. Strandjord, Ambassador Argyros, and Messrs. Allinson, Fitt, Jackson, Nelson and Reed. As a group, they constitute a majority of the Board. The Board has also determined Mr. Higby's independence for service on the Board and each committee.

        To determine independence for service on the Board and the Audit Committee, the Board applied the independence standards contained in our Corporate Governance Guidelines. The Board uses the standards to determine whether a non-employee director has a material relationship with us, either directly or as a partner, stockholder or officer of an organization that has a relationship with us.

        Under the Guidelines, the Board presumes a non-employee director is independent if the director:

  •
  during the preceding three years

  •
  has not been our employee and has no immediate family member (as defined in the Guidelines) whom we have employed as an executive officer, and

  •
  has not received, and has no immediate family member who has received, more than $120,000 in any 12-month period in direct compensation from us (other than in certain allowable circumstances including serving in his or her capacity as a member of the Board or of any Board committee);

  •
  is not and has not been within the last three years, and has no immediate family member who is or has been within the last three years, employed as an executive officer by any company on whose compensation committee any one of our current executive officers concurrently serves or served;

  •
  is not a current employee, and has no immediate family member who is a current executive officer, of:

  •
  the Company,

  •
  a company that made payments to or received payments from us for property or services in any of the last three fiscal years in an amount which exceeds the greater of $1 million or 2% of such other company's consolidated gross revenues, as reported in the last completed fiscal year of such company, or

    •
    a charitable organization to which we contributed in any of the last three fiscal years more than 2% of such charitable organization's consolidated gross revenues or $1 million, whichever is greater;

  •
  has no immediate family member who is a current partner of a firm that is our internal or external auditor;

  •
  has no immediate family member who is a current employee of a firm that is our internal or external auditor and personally works on the Company's audit;

  •
  has no immediate family member who was, within the last three years, a partner or employee of such a firm and personally worked on our audit within that time; and

  •
  is not a current partner or employee of a firm that is our internal or external auditor, and who was not within the last three years a partner or employee of such a firm and personally worked on our audit within that time.

        The Guidelines are available on our website as described on page 1. They explain circumstances in which a director can be independent even though one or more of the above circumstances exist.

        The Guidelines provide that a non-employee director is independent for purposes of serving on the Audit Committee only if:

  •
  we have not paid any consulting, advisory or other compensatory fee to the director other than for serving on the Board or a Board committee; and

  •
  the director is not considered an affiliated person of the Company under applicable securities regulations.

        Interested Party and Stockholder Communication with Directors.    Interested parties and stockholders may communicate in writing with the Board, Lead Independent Director Michael G. Fitt, any director, or any group of directors such as all non-employee directors or all members of a Board committee. A vendor unaffiliated with DST receives such communications and forwards them to directors. You may direct communications to the directors in care of our vendor:

Clarence M. Kelley and Associates, Inc.
Attention: Rod Smith/ regarding DST
7945 Flint
Lenexa, Kansas 66214

NON-EMPLOYEE DIRECTOR COMPENSATION

COMPENSATION STRUCTURE

        Only non-employee directors participate in the compensation structure we describe in this section. Thomas A. McDonnell, Chief Executive Officer, did not receive such compensation for his service on the Board during 2010.

        The Compensation Committee recommended the current non-employee director compensation structure to our Board in 2003. Prior to recommending the compensation, the Committee engaged compensation consultant Deloitte Consulting LLP ("Deloitte") to provide data and assist in evaluating the competitiveness of our non-employee director compensation program. The Committee reviewed the equity component of compensation in 2008.

        The Board considered Board and committee members' duties and the Compensation Committee's recommendations in approving the compensation. It includes annual equity grants, described in note (1) on page 16, and the following cash compensation:

ANNUAL RETAINERS AND MEETING FEES

		Additional Retainer for DST Audit and Compensation Committee Chairs
	Additional Retainer for Lead Independent Director		Additional Retainer for Governance Committee Chair	Board Meetings		Board Committee Meetings
Retainer for All Non-Employee Directors				In Person	By Teleconference	In Person	By Teleconference
$40,000	$10,000	$10,000	$5,000	$5,000	$1,000	$2,000	$500

        To address retirement and tax planning, the Board allows non-employee directors to defer their cash compensation. The DST Systems, Inc. Directors' Deferred Fee Plan, a nonqualified deferred compensation plan, governs the deferrals and allows non-employee directors to annually elect deferral of all or a part of any cash compensation earned during the next calendar year. We credit each participating non-employee director's account with the amount of compensation deferred. We monthly adjust the account by a rate of return on a hypothetical investment the director selects among a limited number of choices including long-term investments, both equity-based and income-oriented. If the non-employee director does not select hypothetical investments for all or a portion of the account, we adjust the account by an interest factor equal to a rate of return the Board selects. We continue to hold fees related to Mr. Allinson's prior service on the Board from 1977 to 1990. The fees are held in a directors' deferred fee plan that terminated effective August 31, 1995. Non-employee directors are always fully vested in their accounts.

        We will distribute a non-employee director's plan account balance after Board service terminates. We pay balances in a lump sum but will pay them in installments not to exceed ten years if the Board allows and the director has timely elected installments pursuant to plan provisions and applicable tax laws and regulations.

        We have established a grantor trust in connection with the current Directors' Deferred Fee Plan and the terminated directors' deferred fee plan. We may fund the trust equal to the sum of the payout obligations under such plans. If on or after a change in control we fail to honor obligations under such plans to a plan participant, the trust, if funded, is to distribute the required amounts to the plan participants. The trust requires us to be solvent to distribute trust accounts. Trust assets are subject to the claims of our creditors in the event of our bankruptcy. The Compensation Committee may revoke the trust until we have a change in control. The trust uses the same definition of change in control as used in executive compensation award agreements, summarized beginning at page 44.

        We purchase term life insurance for non-employee directors. The directors name the policy beneficiaries. We provide spousal travel to an annual planning meeting and reimburse family entertainment at such meeting. If we do not incur an incremental cost for an additional passenger, the spouse or significant other of a director may accompany the director to the location at which meetings of the Board or its committees are occurring by traveling on aircraft in which we have an interest.

2010 NON-EMPLOYEE DIRECTOR COMPENSATION

	A	B	C	D
Name	Fees Earned or Paid in Cash ($)	Stock Awards(1) ($)	All Other Compensation(2) ($)	Total ($)
A. Edward Allinson	81,000	130,000	30,023	241,023
George L. Argyros	73,500	130,000	30,046	233,546
Michael G. Fitt	101,000	130,000	23	231,023
Robert T. Jackson	101,500	130,000	30,071	261,571
Thomas A. McCullough	79,672	130,000	30,071	239,743
William C. Nelson	96,500	130,000	30,234	256,734
Travis E. Reed	91,500	130,000	30,023	251,523
M. Jeannine Strandjord	96,500	130,000	30,071	256,571

(1)
Non-employee directors currently receive $130,000 of unrestricted stock on the date of each annual stockholders' meeting, and for new non-employee directors, on the date of appointment other than in connection with an annual stockholders' meeting. Each non-employee director received 3,196 shares of our common stock as of the date of the 2010 annual meeting. We determined the number of shares by dividing $130,000 by $40.68, the average of the highest and lowest reported sale price of DST stock on May 11, 2010, the date of the 2010 annual meeting. For our accounting assumptions in deriving the 2010 compensation expense amount in Column B, see note (10) to the Consolidated Financial Statements in our Form 10-K for the year ended December 31, 2010. We issued the shares under the 2005 Non-Employee Directors' Award Plan.

(2)
None of our non-employee directors had perquisites in an amount of at least $10,000, so Column C does not include any. Amounts in Column C include term life insurance premiums and reflects the participation of all directors other than Mr. Fitt in our charitable match program. Under the program, the Company contributes to a community charitable foundation an amount equal to three times a non-employee director's contribution but not to exceed $30,000. Matching amounts to the foundation were $30,000 for each participating director.

BOARD COMMITTEE MATTERS AND REPORTS

AUDIT COMMITTEE

        We identify Committee members in the table on page 6. Committee members serve staggered three-year terms corresponding with their terms as directors. As described in the Audit Committee charter, the Committee is responsible for:

  •
  appointing, approving the services and overseeing the work of, and receiving reports directly from, the independent registered public accounting firm

  •
  reviewing audited financial statements and various other public disclosures

  •
  assisting the Board in overseeing material financial risk exposures

  •
  assisting the Board in overseeing our internal audit function and legal and regulatory compliance, as well as the integrity of our financial statements and certain internal controls.

        Our Board has determined that Ms. Strandjord, who is independent under the standards beginning at page 13, is an "audit committee financial expert" as defined in securities regulations. Other members of the Audit Committee may also qualify as audit committee financial experts under the regulations. No Committee member serves on more than two other public company audit committees.

Audit Committee Report

        We reviewed and discussed the Company's consolidated financial statements with management and PricewaterhouseCoopers LLP, DST's independent registered public accounting firm. PricewaterhouseCoopers gave us its opinion, and management represented, that the Company prepared its consolidated financial statements in accordance with generally accepted accounting principles in the United States of America. We discussed with the Company's independent registered public accountants the matters that Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended (AICPA, Professional Standards, Vol. 1, AU Section 380), as adopted by the Public Company Accounting Oversight Board ("PCAOB") in Rule 3200T, requires the Committee and the auditors to discuss.

        PricewaterhouseCoopers gave us and we reviewed the written disclosures and the letter required by applicable requirements of the PCAOB regarding the independent registered public accounting firm's communications with us concerning independence. We also discussed with PricewaterhouseCoopers its independence from management.

        Based on the above discussions, we recommended to the Board that the audited consolidated financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2010.

THE AUDIT COMMITTEE
Robert T. Jackson, Chairperson
A. Edward Allinson
Michael G. Fitt
William C. Nelson
Travis E. Reed
M. Jeannine Strandjord

COMPENSATION COMMITTEE

        Committee Structure.    We identify Committee members in the table on page 6. Committee members serve one-year terms. As described in the Compensation Committee charter, the Committee is responsible for:

  •
  establishing policies and procedures for compensating executive officers and non-employee directors

  •
  retaining independent compensation consultants

  •
  determining the structure and objectives of each element of executive officer compensation, and the base salaries, incentive award opportunity levels, and all other components of such compensation

  •
  setting incentive compensation goals

  •
  approving awards under equity and incentive compensation programs, and exercising administrative authority under benefit plans

  •
  evaluating Chief Executive Officer performance and reviewing evaluations of the performance of other executive officers

  •
  recommending to the Board the structure of non-employee director compensation

  •
  assisting the Board in overseeing compensation risk including determinations regarding the risk of employee compensation practices and policies

  •
  approving certain compensation disclosures.

        Executive Officer Compensation Practices.    The policies and procedures for determining executive officer compensation are written and were approved by the Compensation Committee.

        The Committee is responsible for and has the authority to determine the components of executive officer compensation. The Committee seeks to provide competitive compensation packages that include cash and non-cash as well as short- and long-term components. It also seeks to tie a portion of executive officer compensation to whether we achieve Company performance goals.

        The Committee periodically reviews executive officer compensation. For each review, the Committee may consider, and decide the weight it will give to, any combination of the following:

  •
  market competition for employees

  •
  market information regarding salaries, incentives and benefits

  •
  individual executive officer performance

  •
  Company or business unit performance

  •
  Company financial information

  •
  accounting effects of compensation

  •
  Company and individual tax issues

  •
  executive officer retention

  •
  executive officer health and welfare

  •
  executive officer retirement planning

  •
  executive officer responsibilities

  •
  effects of a potential change in control or of a Company transaction.

        The Committee may request our Chief Executive Officer, President, Chief Financial Officer, Human Resources Officer, General Counsel, or other management to recommend compensation package components, to communicate hiring and retention concerns and business unit personnel needs, and to provide:

  •
  market analysis data

  •
  product, service and business unit overviews

  •
  proposed benefit plan terms and conditions

  •
  financial, accounting and tax information

  •
  legal requirements for benefit plan and award structures

  •
  valuation information regarding outstanding awards and undistributed account balances

  •
  historical Company compensation data

  •
  Company performance data

  •
  executive officer evaluations.

The Committee relies on our Chief Financial Officer, Human Resources managers, General Counsel, and other management to implement executive officer compensation decisions and adopt appropriate compensation procedure internal controls.

        The Committee develops the criteria for evaluating Chief Executive Officer performance and privately and annually reviews his performance against such criteria. The Chief Executive Officer periodically and privately discusses the President's performance with the Committee. The Chief Executive Officer and the President periodically and privately discuss with the Committee their views of the performance of the other executive officers. The Committee may review human resources and business unit records, contact any officer about the performance or responsibilities of any other officer, and obtain from the Corporate Secretary responses by executive officers to an annual ethics policy compliance questionnaire.

        The Committee may retain, at Company expense, an independent compensation consultant to advise the Committee on executive compensation practices and trends and to assist the Committee with any determination it will make under these procedures. The Committee selects, engages and instructs the consultant and may rely on our Chief Financial Officer, Corporate Secretary, or other management to coordinate the consultant's work. The consultant recommends to the Committee compensation structures for executive officer compensation but does not determine individual compensation.

        Non-Employee Director Compensation Practices.    The policies and procedures for determining non-employee director compensation are written and were approved by the Compensation Committee. The Committee recommends components of non-employee director compensation to the Board. The Board is responsible for and has the authority to determine the components of non-employee director compensation.

        Employee Compensation Risk.    The Compensation Committee requests that executive management, including business unit and Human Resources executives, provide information to the Committee to assist with its determination of whether employee compensation policies and practices create risks that are reasonably likely to have a material adverse effect on the Company. The Committee analyzes corporate, business unit, domestic, international, incentive, equity, sales commission and other programs. It considers human resources controls such as benchmarking, Committee practices such as setting goals and award limits, and the assistance to the Company and the Committee provided by independent compensation consultants. In February 2011, the Committee determined that our employee compensation practices and policies do not create risks that are reasonably likely to have a material adverse effect on the Company.

        Compensation Consultant Engagements.    The Committee may retain, at Company expense, an independent compensation consultant as further described in our Compensation Discussion and

Analysis. The consultant recommends to the Committee non-employee director compensation alternatives based on the market data but does not determine such compensation. The Compensation Committee has engaged Deloitte with respect to executive officer compensation as described in our Compensation Discussion and Analysis. It has engaged Deloitte with respect to compensation of non-employee directors as described on page 15.

Compensation Committee Report

        We reviewed and discussed with management the Compensation Discussion and Analysis section of this Proxy Statement. Based on such review and discussion, we recommended to the Board that this Proxy Statement include the Compensation Discussion and Analysis.

THE COMPENSATION COMMITTEE
M. Jeannine Strandjord, Chairperson
George L. Argyros
Michael G. Fitt
Robert T. Jackson
William C. Nelson
Travis E. Reed

GOVERNANCE COMMITTEE

        Committee Functions and Structure.    We identify Committee members in the table on page 6. Committee members serve one-year terms. As described in the Governance Committee charter, the Committee is responsible for:

  •
  identifying and recommending to the Board persons to serve as directors and on Board committees

  •
  evaluating independence and other qualifications of Board and committee members

  •
  recommending corporate governance guidelines to and overseeing evaluations of the Board

  •
  adopting and implementing written policies and procedures for reviewing, approving and ratifying transactions of $120,000 or more in which the persons listed in the Beneficial Ownership section or their immediate families have a direct or indirect material interest

  •
  adopting and performing certain administrative duties with respect to our Business Ethics and Legal Compliance Policy.

        Director Nomination Matters.    In recommending nominees to the Board, the Governance Committee identifies candidates who meet the current challenges and needs of the Board. The Committee identifies and evaluates nominees through multiple sources including Board and management referrals. The Committee may seek input from third-party executive search firms. It did not use a search firm to recommend the nominees for the 2011 stockholders' meeting (Messrs. Higby and McDonnell, Ambassador Argyros, and Ms. Strandjord). An incumbent non-management director recommended Mr. Higby for nomination by the Board. The Committee has not adopted a policy for considering whether to designate as a Board nominee a candidate proposed by a stockholder. It does not believe a policy is necessary because it could respond on an ad hoc basis. It will consider director nominees timely proposed by stockholders in a written notice and evaluate stockholder nominees for director in the same manner it evaluates other nominees, which includes considering and giving weight to input about a nominee from management or incumbent directors.

        In recommending a director nominee (including an incumbent director), the Governance Committee considers:

  •
  whether the nominee has the requisite or appropriate experience, qualifications and skills

  •
  the nominee's commitment to prepare for and regularly attend meetings of the Board and committees

  •
  whether, if applicable, the nominee meets the New York Stock Exchange standards for independence and has qualifications and attributes necessary under applicable listing standards and laws and regulations for service on Board committees.

In considering these items, the Governance Committee may contemplate the interplay of the nominee's attributes with that of the other Board members and appraise the extent to which a candidate would be a desirable addition to the Board and, as applicable, its committees. Although the Board does not have a specific policy for Board diversity, the Board may, as stated in the Corporate Governance Guidelines, consider whether the nominee's background would add to the diversity of experiences, qualifications, and skills the various directors may bring to their Board service. Additionally, the Committee considers in recommending an incumbent director for re-election the nominee's prior service on the Board, continued commitment to Board service, whether the nominee possesses the requisite financial and management experience and expertise appropriate for service on the Board and its respective committees, and any changes in employment or other status that are likely to affect such nominee's qualifications to serve.

        Based on an amendment to the Corporate Governance Guidelines dated February 24, 2011 ("Restriction Commencement Date"), the Committee generally prohibits nominations of individuals who are age 75 or older at the date of nomination ("Age Restriction"). For purposes of assuring transition of productive relationships and necessary skills among directors and to facilitate an appropriate process of succession upon the adoption of the Age Restriction, the restricted age is 80 (rather than 75) for any incumbent director who is age 70 or older at the Restriction Commencement Date. The Board may approve an exception to the Age Restriction under extraordinary circumstances, on a case by case basis.

        Related Person Transaction Procedures.    Written policies and procedures adopted by the Governance Committee address Committee review of transactions of $120,000 or more in which the Company participates and a "related person" has a direct or indirect material interest. A "related person" is a director, executive officer, 5% or more stockholder, or immediate family member of any such person. Our management informs the chairman whenever it becomes aware that any related person has, or during the relevant period has had, a direct or indirect material interest in a related person transaction and reports any actual or proposed related person transaction to the Governance Committee Chairperson. For each such reported transaction, the Committee considers whether the related person serves on a Board committee and, if so, whether such continued service is appropriate under securities regulations pertaining to such committee. The Committee determines whether to ratify the transaction considering:

  •
  the significance of the transaction to the Company

  •
  the best interests of our stockholders

  •
  our ethics policy requirements

  •
  the materiality of the transaction to the related person

  •
  whether the transaction is significantly likely to impair any judgments an executive officer or director would make on our behalf.

If the Committee does not approve or ratify a transaction, it discusses with management a strategy for terminating the transaction or modifying the structure of the transaction.

BENEFICIAL OWNERSHIP

        As of March 4, 2011, we had 46,444,591 shares of our common stock outstanding. The following table shows share ownership as of such date based upon available information.

Name and Address	Shares of our Common Stock(1)(#)	Percent of Class(1)(%)
George L. Argyros(2)(4) Director	9,706,785	20.90
Marshall & Ilsley Corporation ("M&I"), parent of benefit plans trustee(3)	2,688,431	5.79
A. Edward Allinson(4) Director	118,401	*
Michael G. Fitt(4) Director	41,201	*
Lawrence M. Higby Nominee for Director	—	—
Kenneth V. Hager(4) Vice President, Chief Financial Officer and Treasurer	200,151	*
Stephen C. Hooley(4) President and Chief Operating Officer	105,505	*
Robert T. Jackson(4) Director	10,482	*
Thomas A. McCullough(4) Director	353,000	*
Thomas A. McDonnell(4) Chief Executive Officer, Director	1,594,533	3.37
William C. Nelson(4) Director	66,088	*
Travis E. Reed(4) Director	17,364	*
M. Jeannine Strandjord(4) Director	76,488	*
Steven J. Towle(4) DST Output Chief Executive Officer	99,334	*
Robert L. Tritt(4) Executive Vice President	176,604	*
All Executive Officers, Directors, and Nominees as a Group (18 Persons)(4)	12,845,677	26.78

*
Less than 1% of the aggregate as of the record date of our outstanding common stock and the exercisable options and reportable RSUs described in note (1).

(1)
As required by securities regulations, the number of shares shown for each person or group includes options exercisable within 60 days of the record date ("exercisable options"), as well as RSUs reportable within 60 days of the record date on Form 4's under Section 16 of the Securities and Exchange Act ("reportable RSUs"), and the percentage for each person or group is based on the number of shares outstanding as of the record date plus exercisable options and reportable RSUs. Except as otherwise stated in these notes, the holders have sole power to vote and dispose of the shares.

(2)
Ambassador Argyros' address is c/o Arnel Development Company, 949 South Coast Drive, Suite 600, Costa Mesa, California 92626. We based information with respect to Ambassador Argyros and his beneficial ownership on Schedule 13D/A filed on May 14, 2010. Ambassador Argyros shares power to vote the Argyros' Children's Trust II shares; otherwise he reports sole power to vote or direct the voting and sole power to dispose or direct disposition of our common stock. The shares consist of:

•
4,708,357 shares held by Ambassador Argyros

•
900 shares held by The Leon & Olga Argyros 1986 Trust of which Ambassador Argyros is the trustee

•
28,125 shares held by The Argyros' Children's Trust II which is for the benefit of certain immediate family members of Ambassador Argyros and of which Ambassador Argyros is trustee

•
215 shares held by The George T. Poulos Trust of which Ambassador Argyros is the trustee

•
4,295,500 shares held by HBI Financial Corporation of which The Argyros Family Trust is sole stockholder

•
1,686 shares held by GLA Financial Corporation of which The Argyros Family Trust is sole stockholder

•
672,002 shares held by The Argyros Family Foundation of which Ambassador Argyros is Chairman.

Ambassador Argyros disclaims beneficial ownership of the shares held by the Leon & Olga Argyros 1986 Trust, the Argyros Children's Trust II, The George T. Poulos Trust, and The Argyros Family Foundation.

Ambassador Argyros has no pecuniary interest in shares held by The Argyros Family Foundation, a charitable foundation identified in the filing.

(3)
M&I is located at 770 North Water Street, Milwaukee, Wisconsin 53202. We based information with respect to M&I and its beneficial ownership on Schedule 13G/A dated February 14, 2011. M&I has the sole power to vote or direct voting of 1,361 shares and the sole power to dispose or direct the disposal of 2,463 shares, but disclaims beneficial ownership of 2,285,758 shares. M&I has the shared power to vote or direct the voting of and the shared power to dispose or direct disposal of 2,658,968 shares including 2,285,758 shares which are held in one or more employee benefit plans, and the securities regulations may view the custodian, M&I's subsidiary Marshall and Ilsley Trust Company N.A., as having voting or dispositive authority over these shares in certain situations.

(4)
The total number of shares shown in the Beneficial Ownership table consists of the following:

	Directly Held Shares(#)	Miscellaneous Indirect Holdings(b)(#)	Exercisable Options and Reportable RSUs(c)(#)
A. Edward Allinson	62,461	—	55,940
George L. Argyros	4,708,357	4,998,428	0
Michael G. Fitt	41,201	—	0
Kenneth V. Hager(a)	144,751	20,000	35,400
Lawrence M. Higby	—	—	—
Stephen C. Hooley	—	3,237	102,268
Robert T. Jackson	10,482	—	—
Thomas A. McCullough(a)	353,000	—	—
Thomas A. McDonnell	684,497	—	910,036
William C. Nelson(a)	26,318	200	39,570
Travis E. Reed	3,700	8,664	5,000
M. Jeannine Strandjord	22,598	—	53,890
Steven J. Towle	43,120	1,768	54,446
Robert L. Tritt	245	27,749	148,610
Executive Officers and Non-Employee Directors as a Group	6,266,945	5,064,396	1,514,336

(a)
Messrs. Hager, Nelson and McCullough share voting and dispositive power with their spouses of 144,751, 3,000 and 353,000 shares, respectively. Ambassador Argyros shares voting power over a portion of his shares, as shown in note (2).

(b)
The trustee of our benefit plans holds the voting and dispositive power over Mr. Tritt's indirect shares, which are held in our Employee Stock Ownership plan. The other indirect shares are held in individual retirement accounts, trusts, through spouses, or otherwise. Ambassador Argyros has disclaimed beneficial ownership of 701,242 of these shares as further explained in note (2). Mr. Reed has disclaimed beneficial ownership as to 8,664 shares which his wife owns.

(c)
Exercisable options are included regardless of the strike price. The reportable RSUs include time-vesting RSUs that are subject to forfeiture for termination without cause as well as unvested RSUs that are no longer subject to a substantial risk of forfeiture.

 INSIDER DISCLOSURES

        Certain Transactions with Related Persons.    President and Chief Operating Officer Stephen C. Hooley was president and chief executive officer of Boston Financial, our joint venture with State Street, from January 2004 through June 2009. He is currently a member of the board and a non-executive officer of Boston Financial. In addition to his current positions with Boston Financial, Mr. Hooley serves other joint ventures of DST and State Street. He has served since May 30, 2007 as chief executive officer of IFDS, L.P., and since October 4, 2006 as a director on the board of International Financial Data Services Limited ("IFDS UK"). Mr. Hooley's brother, Joseph L. Hooley, is the Chief Executive Officer of State Street.

        For 2010, the Company had equity in earnings of unconsolidated affiliates, net of income taxes provided by the unconsolidated affiliates of $14.8 million from Boston Financial, $6.2 million from IFDS, L.P., and $15.9 million from IFDS UK. A Company subsidiary holds investments in State Street (at February 28, 2011, approximately 10.3 million shares with a market value of approximately $462 million).

        Boston Financial uses our mutual fund shareowner accounting and recordkeeping system and services as a remote services client. Certain of our subsidiaries provide printing, mailing and other services and license software to Boston Financial and its subsidiaries. In 2010, we had consolidated revenues of $186.1 million from Boston Financial and its subsidiaries. We also entered into a related party promissory note with Boston Financial on March 1, 2006. The agreement provides for unsecured revolving borrowings by DST of up to $140 million and matures on July 1, 2013. The amount outstanding under this promissory note was $120.0 million at December 31, 2010. For the year ended December 31, 2010, we recorded interest expense related to the loan of $2.0 million.

        Section 16(a) Beneficial Ownership Reporting Compliance.    The securities regulations require our non-employee directors, certain of our officers, and each person who owns more than 10% of DST stock to file ownership reports with the Securities and Exchange Commission. Based on our review of the reports, and our officers' and directors' written representations to us, we believe required reports were up-to-date for 2010 with the exception of late reports filed in February 2011 to report the following: the ownership by Mr. Hooley of less than 4,000 shares in a deferred compensation plan of his previous employer, Boston Financial; an acquisition in April 2010 by Mr. Tritt of less than 300 shares his broker purchased with dividends on DST stock; and RSUs held by Mr. Towle that became reportable in December 2010, as further explained in note (5) on page 40.

 INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        Engagement.    PricewaterhouseCoopers LLP served as our independent registered public accounting firm as of and for the year ended December 31, 2010. PricewaterhouseCoopers LLP performed professional services in connection with the audit of our consolidated financial statements and internal control over financial reporting and the review of reports we filed with the Securities and Exchange Commission. It also reviewed control procedures of our mutual fund processing services and provided us certain other accounting, auditing and tax services.

        PricewaterhouseCoopers' fees for services related to 2010 and 2009 were as follows:

Type of Fees	2010($)	2009($)
Audit Fees	3,481,561	3,479,057
Audit Related Fees(1)(2)	2,276,393	2,294,710
Tax Fees(1)(3)	2,818,139	2,680,748
All Other(4)	24,700	—

(1)
The Audit Committee has determined that the provision of these services is compatible with maintaining the independence of PricewaterhouseCoopers.

(2)
A total of $2,196,393 of the 2010 amount and $2,209,450 of the 2009 amount was for attest services relating to Statement on Auditing Standards No. 70 reports and other controls reviews, and $80,000 of the 2010 amount and $85,260 of the 2009 amount was for financial statement audits of employee benefit plans.

(3)
A total of $974,362 of the 2010 amount and $1,068,071 of the 2009 amount was for U.S. federal, state and local tax planning and compliance, and $1,843,777 of the 2010 amount and $1,190,254 of the 2009 amount was for international tax planning and compliance.

(4)
This amount is for international human resources consulting.

        Engagement Procedures.    Audit Committee procedures prohibit the Committee from engaging an independent registered public accounting firm to perform any service it may not perform under the securities laws. The Audit Committee must pre-approve the independent registered public accounting firm's annual audit of our consolidated financial statements. The procedures require the Committee or its Chairperson to pre-approve or reject any other audit or non-audit services the independent registered public accounting firm is to perform. The Committee has directed that its Chairperson, with the assistance of our Chief Financial Officer, present and describe at regularly scheduled Audit Committee meetings all pre-approved services. The Committee has required management to present services for pre-approval within a specified period in advance of the date the services are to commence. The Committee regularly examines whether the fees for audit services exceed estimates. Securities regulations waive pre-approval requirements for certain non-audit services if their aggregate amount does not exceed specified amounts we pay to the independent registered public accounting firm. The procedures require the Committee or its Chairperson to approve, prior to completion of the audit, any services subject to this waiver. We have not applied the waiver to a non-audit service. The Audit Committee pre-approved all services PricewaterhouseCoopers LLP rendered to us and our subsidiaries for 2010.

COMPENSATION DISCUSSION AND ANALYSIS

        The Compensation Committee determines compensation of officers listed in the Summary Compensation Table ("named officers") on page 48. Named officers include Thomas A. McDonnell, our Chief Executive Officer, and Kenneth V. Hager, our Chief Financial Officer. They also include our three executive officers other than the Chief Executive Officer and Chief Financial Officer receiving the highest total compensation for 2010: Stephen C. Hooley, who joined the Company as President and Chief Operating Officer on July 1, 2009, Steven J. Towle, who is the President of DST Output, and Robert L. Tritt who is an executive vice president responsible for our U.S. Investment Recordkeeping Solutions.

        The Compensation Committee believes that our executive officer compensation practices serve the interests of the Company and its shareholders. The Compensation Committee structures the elements of the Company's compensation program to achieve various objectives, including aligning named officer and stockholder interests, attracting and retaining quality leadership, supporting a pay-for-performance philosophy, and maintaining a level of equity grants to avoid excess dilution and expense over time.

        The Compensation Committee each year reviews and updates our named officer program. In 2010, we adopted a formal stock ownership requirement for our Chief Executive Officer, recognizing that our non-employee directors have long had such a requirement. The Compensation Committee adopted a clawback policy for Incentive Program and equity awards which is applicable to all awards made beginning in 2011, as further described on page 34. The Compensation Committee formally resolved not to include golden parachute excise tax gross-up provisions in future executive employment agreements, and has modified the 2005 Equity Incentive Plan to mandate three years as the minimum period for full vesting of time-based equity awards.

OBJECTIVES OF 2010 COMPENSATION

        The primary components of named officer compensation packages are base salary and annual and long-term incentives. Both types of incentives are governed by the 2005 Equity Incentive Plan (the "2005 Plan"), which was approved by shareholders. Such approval facilitates the applicability to certain performance-based awards of the exception (the "162(m) Exception") to the $1 million deductibility limit under Section 162(m) of the Internal Revenue Code ("Section 162(m)").

        The annual incentives are awarded under the Annual Incentive Award Program (the "Incentive Program"), which the Committee established under the 2005 Plan. The Incentive Program annually provides a named officer the opportunity to earn a percentage of base salary in the form of cash and deferred cash awards based on the level of achievement of threshold, target and maximum Company goals. The long-term incentives for 2010 were equity grants including options to purchase DST stock and of restricted stock units (rights to receive shares of DST stock upon vesting, or "RSUs"). The Committee made such grants (the "2010 Equity Grants") due to the expiration of the 2004 - 2009 performance and vesting period for upfront restricted stock that was granted in late 2004.

        In structuring compensation, the Committee obtains information from management, as well as the advice of Deloitte Consulting LLP ("Deloitte"), the Committee's independent compensation consultant. Deloitte provides the Committee with general industry and peer group survey data (as combined, the "Benchmarking Data") and assists the Committee in analyzing market rates of compensation, as further described on pages 29-30.

        The following table shows the primary objectives for 2010 named officer compensation and the methods and actions the Committee chose to achieve them.

OBJECTIVE	METHODS OF ACHIEVEMENT	TO ACHIEVE OBJECTIVE, WE:
Align named officer and stockholder interests ("Stockholder Alignment")	Include, as a significant component of compensation, awards that tie vesting to achievement of short- and long-term financial and strategic objectives	• Grant Incentive Program awards that constitute a significant portion of named officer compensation if goals are achieved and that are tied to sustained increases in diluted earnings per share ("EPS") and/or to achievement of business unit objectives
• Grant restricted stock units that vest based on named officer continued employment until goal achievement and in some cases, until the expiration of a time condition after goal achievement

• Granted stock options to Mr. Hooley that vest based on year-over-year improvements in EPS, and grant stock options to all named officers that vest incrementally over time based on continued employment

Attract and retain quality leadership ("Competitiveness/Retention")
•  Structure compensation packages with the goal that "Total Direct Compensation" and "Total Cash Compensation" (each as defined on page 30) are positioned within the 75th through 90th percentile of the Benchmarking Targets on page 30 if we achieve between target and maximum level goals (but less if we achieve goals below the target level)
• Incorporate a significant "at risk" component into compensation packages so that potential compensation is attractive and incents named officers to remain in our employ through successive, rolling vesting periods
•  Strive to stay within such percentile ranges, providing a combination of:
    – Base salaries
    – Incentive Program awards that provide named officers with significant compensation if we achieve performance goals and include, as a component of incentives at certain levels of goal achievement, a deferred cash award that is generally forfeited if the named officer voluntarily terminates employment prior to the end of the vesting period
– RSUs and stock options that provide level equity compensation cost over several years and aid in executive retention over a reasonably lengthy period

OBJECTIVE	METHODS OF ACHIEVEMENT	TO ACHIEVE OBJECTIVE, WE:
Promote the health and welfare of the named officers and their commitment to the Company ("Welfare/Loyalty")
• Aid named officers in health crises and aid their families in the event of their deaths
• Provide a level of financial diversification of unvested awards
• Provide programs under which named officers can save for retirement
• Provide benefits that balance the Board's flexibility in making management changes with protection of named officers in the event of involuntary termination of employment
• Reasonably promote the convenience of the named officers in the performance of their duties for the Company
Provide:
• Health, life and disability insurance programs
• Deferred cash rather than equity as the deferred component of Incentive Program awards so that Company stock is not the only long-term component of compensation
• Qualified and non-qualified deferral plans and programs that allow named officers to defer taxation on certain incentive and equity awards (including cash incentives, deferred cash awards, and RSU share issuances) for purposes of retirement and having emergency funds available should employment terminate pre-retirement
• Full or partial accelerated vesting of certain awards upon retirement and in other limited circumstances
• Reasonable but limited perquisites

Maintain a level of equity grants that do not cause excess dilution and expense over time ("Expense and Dilution Control")	Establish target aggregate expense levels for the annualized equity compensation (RSUs and stock options) as a percentage of pre-tax income	Limited the aggregate number of shares of RSUs and stock options we granted for 2010 by the 6-7% of Pre-Tax Income Objective described on page 30

Provide stability to the Company and limited protection to the named officers in a change in control ("Transaction Stability")
Design change in control protections in employment and award agreements to:
• Preserve our ability to compete for executive talent in the event of a change in control
• Promote stability during a change in control by encouraging our executives to cooperate with and achieve a change in control approved by the Board, without being distracted by the possibility of termination or demotion following the change in control
• Provide our executives with change in control severance benefits similar to those in place at other companies
• Make it potentially more expensive for an acquirer to dismiss one of our executives rather than one of its own executives
• Include in named officer employment agreements separation pay obligations in the event of a termination without cause or resignation for good reason within the three years following a change in control
• Provide generally for full vesting of unvested deferred cash and equity awards upon a change in control that is followed by a termination of employment without cause or a resignation for good reason

OBJECTIVE	METHODS OF ACHIEVEMENT	TO ACHIEVE OBJECTIVE, WE:
Structure compensation, if feasible in view of other objectives, so that the Company can obtain maximum deductibility of compensation expenses ("Deductibility")	Include as a part of compensation packages performance-based components that are designed in most circumstances to meet the requirements of the 162(m) Exception described on page 26
• Base Incentive Program awards on the achievement of performance goals
• Incorporate a performance hurdle into restricted stock units
• Obtained stockholder approval of the 2005 Plan and its performance goal provisions

CONSULTANT AND MANAGEMENT SUPPORT TO THE COMMITTEE

        Consultant Support.    The Committee engages Deloitte Consulting LLP ("Deloitte") to advise it on executive compensation matters. The compensation consultants report to the Committee and, with the consent of the Committee, coordinate and gather information with which to advise the Committee from members of management. Decisions about the amount and form of executive compensation are made by the Compensation Committee alone and may reflect factors and considerations other than the information and advice provided by our compensation consultants or management.

        During 2010, Deloitte affiliates provided certain tax-related or financial advisory services to the Company. Total fees charged for services were less than $120,000. The Committee believes that, given the scope and nature of these projects, the additional assignments have not impaired Deloitte's ability to provide an independent perspective to the Committee.

        Consultant Benchmarking.    The Committee utilizes an industry peer group based on companies of a similar size within the data processing and information technology services industry when determining the compensation elements and opportunities for our named officers. The peer group data, provided by the compensation consultant, assisted the Committee in establishing 2010 compensation levels for the positions of Chief Executive Officer; President and Chief Operating Officer; Vice President, Chief Financial Officer and Treasurer; and President, DST Output.

        The peer group used for benchmarking purposes has changed over the years as companies have entered or exited our business, or have engaged in transactions that have resulted in the unavailability of data. The Committee adopted a peer group of 15 companies following a review by management, in conjunction with Deloitte. The 15 companies are as follows:

• Alliance Data Systems Corporation	• Automatic Data Processing, Inc.
• Broadridge Financial Solutions, Inc.	• Convergys Corporation
• CSG Systems International, Inc.	• Fidelity National Information Services
• Fiserv, Inc.	• Global Payments Inc.
• IMS Health Incorporated	• NCR Corporation
• Paychex, Inc.	• SEI Investments Co.
• Teletech Holdings, Inc.	• Total System Services, Inc.
• Unisys Corporation

        In addition to the peer group data, Deloitte has provided the Committee with survey benchmark information gathered from hundreds of general industry and data processing companies, based on DST's size and each executive officer's responsibility level. Additionally, the survey data is used to assess the reasonableness of the peer group compensation data.

        Management Support.    The Committee receives input from the Chief Executive Officer, President and Chief Operating Officer, and Chief Financial Officer regarding:

  •
  responsibilities of individual executive officer positions

  •
  our cost in providing benefits, amortized over vesting periods

  •
  information as to potential achievability of goals that are incorporated into incentives

  •
  compensation levels they believe necessary to incent and retain executive officers.

Members of management present outside counsel's written explanations of benefit laws and regulations to the Committee.

RANGES OF COMPENSATION

        In determining compensation, the Committee is generally guided by ranges within which it has determined certain combined components of named officer compensation should fall, as shown below.

Compensation Type	Intended Range	Reason for Selecting the Range

Total Cash Compensation (base salary plus the current cash portion of Incentive Program awards)
Total Direct Compensation (the combination of base salary, Incentive Program awards and equity awards, annualized to reflect the period of time they cover)
For each of Cash Compensation and Total Direct Compensation:
•  the 75th percentile of the Benchmarking Data if we achieve target Incentive Program goals
• the 90th percentile of such data if we achieve maximum Incentive Program goals (the above percentiles are the "Benchmarking Targets")
The Committee sets the Benchmarking Targets in the upper quartile of the Benchmarking Data because:
•  a significant portion of named officer compensation is at risk
•  the highly competitive nature of our industry warrants higher levels of potential compensation to allow us to attract and retain the quality leadership needed to succeed
• companies that achieve similar levels of performance over a period of time are generally ranked in the upper quartile of the Benchmarking Targets.

Equity Grants	Equity compensation to all eligible employees, considered over the grant period, should approximate no more than 6% to 7% of consolidated annual pre-tax income ("Pre-Tax Income Objective").*	Based on a review of industry practice, the Committee believes the objective is conservative and uncommon and represents a best practice beneficial to shareholders.

*
Company results cannot be predicted with certainty, so the Committee cannot guarantee this result.

        The following chart compares the 2010 compensation for the named officers and competitive compensation levels from the Benchmarking Data.

Compensation Component	Average Positioning of Named Officer Compensation to Benchmarking Data(*)	Range of Competitive Positioning of Named Officer Compensation
Base Salary	9% Below Median	24% Below Median to 4% Above Median
Target Total Cash Compensation	1% Above 75th Percentile	29% Below 75th Percentile to 35% Above 75th Percentile
Target Total Direct Compensation	11% Below 75th Percentile	37% Below 75th Percentile to 15% Above 75th Percentile

(*)
The positioning is based on an assumption that we meet target Incentive Program goals.

        For all named officers, including Messrs. McDonnell and Hooley, the Compensation Committee applies the same ranges and objectives set forth above and considers the same Benchmarking Data.

DIFFERENCES IN COMPENSATION LEVELS

        The 2010 overall compensation of, and individual compensation components for, Messrs. McDonnell and Hooley exceeded that of the other named officers primarily because market compensation rates of base salary and other components for chief executive officers, presidents and chief operating officers exceed the market rates and components for other named officer positions. The long tenure with the Company of approximately 42 years for Mr. McDonnell, sustained long-term individual performance, and level of responsibility factored into his base salary and Incentive Program opportunity levels. The Company's desire to recruit Mr. Hooley based on familiarity with his skills and leadership, his level of responsibility in his new positions with the Company, his achievements at Boston Financial, our joint venture which he led prior to joining DST, and his experience with our operations factored into his base salary and Incentive Program opportunity levels.

CEO COMPENSATION COMPARISON TO 2009

        Due to the structure and timing of our equity grants, the Summary Compensation Table ("SCT") does not allow a clear comparison of 2009 and 2010 compensation for the Chief Executive Officer. The following table is a useful supplement to the SCT to compare 2009 and 2010 compensation. The restricted stock granted in 2004 was the upfront equity component of compensation for 2005 - 2009, and the 2010 Equity Grants are the equity component of compensation for 2010 while also serving as part of equity compensation for 2011 and 2012. Because these are multi-year grants, the following table annualizes them (rather than showing the grant date fair value required by the SCT) to allow for a better comparison of the Committee's intended level of compensation for Mr. McDonnell for 2009 and 2010. The Aggregate of the All Other Components row below is the sum of SCT amounts for all compensation components other than equity awards (Stock Awards and Option Awards). In other words, only the equity award amount was changed for purposes of the comparison.

 CEO Compensation Annualizing Grants

Elements of Compensation	2009 ($)	2010 ($)
Annual Value of Restricted Stock Awarded in 2004 for 2004 - 2009 Compensation	1,891,317	0
Annual Value of Restricted Stock Units Awarded as Part of the 2010 Equity Grants for 2010 - 2012 Compensation	0	863,958
Annual Value of Stock Options Awarded as Part of the 2010 Equity Grants for 2010 - 2014 Compensation	0	1,201,012
Aggregate of All Other Components Shown in Summary Compensation Table(*)	3,730,448	3,870,893
Total	5,621,765	5,935,863

(*)
This is the aggregate of Columns A (Salary), E (Non-Equity Incentive Plan Compensation), and F (All Other Compensation) from the Summary Compensation Table on page 48. The aggregate does not include Columns C (Stock Awards) or D (Option Awards) because those amounts have been annualized in this table.

        Based on the annualization of equity awards in line with the Committee's intent, Mr. McDonnell's increase in compensation from 2009 - 2010 was 5.6%. This increase is primarily due to a higher level of Incentive Program goal achievement in 2010 and increased earnings on deferred cash accounts due to improved market conditions. Mr. McDonnell's compensation in 2010 was 50.4% performance-based. For purposes of this calculation, performance-based compensation is comprised of the aggregate Incentive Program amount for the respective performance year (including the cash and deferred cash portions as further explained on page 34) and the annualized grant-date value of equity awards that include goal achievement as a vesting condition (restricted stock for 2009 and restricted stock units for 2010).

BASE SALARIES

        Why and How Salaries are Determined.    Base salaries serve the Committee's Competitiveness/Retention objective described on page 27. The Committee does not follow a precise formula in setting base salaries. Instead, it considers whether individual base salaries reflect responsibility levels and are reasonable, competitive and fair. In making that determination, the Committee considers its Benchmarking Targets described above. It takes into account that base salaries serve as the basis for numerous other calculations including the amount of Incentive Program awards described on pages 33 through 36, contributions for certain named officers under the Supplemental Executive Retirement Plan described on page 44, and potential separation pay under employment agreements described on page 46. The Committee also considers the aggregate cost of base salaries. It has determined that the benefit to the named officers, the Company and our stockholders justified the Company cost of base salaries for 2010. In setting base salaries, the Committee does not consider amounts realizable from prior compensation or awards because base salaries should provide the named officer with a minimum level of annual pay, irrespective of payouts under our 2005 Plan.

        As part of its process, the Committee reviews individual performance elements including each named officer's commitment and ability to:

  •
  strategically meet business challenges

  •
  plan long-range

  •
  achieve financial results

  •
  lead the service, product, business or administrative unit or team for which the officer is responsible

  •
  prudently steward our resources

  •
  promote legal and ethical compliance.

        Comparison to 2009.    The named officers received the same base salary for 2010 as for 2009. The amount for Mr. McDonnell was $100,000 less than the amount he would have received under his employment agreement. Mr. McDonnell's decision to accept a reduced amount demonstrated his support of the Company's cost management initiatives.

INCENTIVE PROGRAM COMPENSATION

        Why and How the Incentive Program Was Structured.    Incentive Program awards (including deferred cash) serve the Committee's Stockholder Alignment, Competitiveness/Retention, Welfare/Loyalty, Transaction Stability and Deductibility objectives described on pages 27-29. Under the Incentive Program, the Committee may grant annual incentive awards based on whether the Company or business units achieve certain goals set by the Committee. In structuring the Incentive Program, the Committee considers the cost of program awards and has determined that the benefit to the Company and our stockholders justifies the cost. In making Incentive Program awards, the Committee considers its Benchmarking Targets on page 30. The amount and components of the award depend on the following factors:

  •
  The individual threshold, target and maximum opportunity levels (as percentages of base salary) that the named officer is eligible to receive as an incentive award

  •
  Whether and to what degree the Company or business unit achieves goals, which are often stated as threshold, target and maximum measures.

        Opportunity Levels, Goals and Award Levels.    The opportunity levels for all named officers were the same as for 2009, although the aggregate level of goal achievement for 2010 for officers named in last year's proxy was above the level for 2009. Named officer incentive opportunity levels for 2010 were:

	Opportunity Level % of Base Salary
Named Officer	Threshold	Target	Maximum
Messrs. McDonnell and Hooley	100	200	300
Messrs. Hager, Towle and Tritt	50	100	150

        The 162(m) Exception requires for full deductibility that the Committee determine named officer participation in the Incentive Program and set goals for named officer awards within the first ninety days of a performance year. For 2010, the Committee used earnings per share ("EPS") measures for DST. For 2010 for business units, it used varying performance measures to create incentive pools to be allocated among executives of those units, as further described in the table and notes on pages 35-36. The Committee seeks to increase the difficulty of goal achievement by the named officer's opportunity levels as follows:

Goal Level	Expected Conditions Under Which Goals Would be Met
Threshold EPS Goals and Minimum Business Unit Bonus Pools	Unless adverse business conditions occur
Target EPS Goals and Increased Business Unit Bonus Pools	If we execute strategic business plans and if business conditions are reasonable
Maximum EPS Goals and Highest Allowable Allocation from the Bonus Pool	If we execute strategic business plans more effectively and market conditions are better than we expect

        Various factors could cause actual results to vary from performance goals, and in light of these variables it is not possible for the Committee to reliably quantify differences in difficulty among the various achievement levels. The Committee does not perform a statistical analysis to predict future achievement based on historical goal achievement. Rather, it seeks to set goals that it believes will incent participant performance to achieve Board objectives.

        When it determines goal certification, the Committee directs payment of the cash portion of the award and grants the deferred cash award. If more than one goal applies to a named officer, we average payout levels to determine a percentage of salary that will dictate the amount of the aggregate award. If more than one goal applies, awards will not be paid unless at least one of the goals is achieved. Under the 2005 Plan, the Committee may adjust Incentive Program performance results to reflect unusual or nonrecurring events or in response to changes in applicable laws, regulations or accounting principles. The Committee must determine the method of adjustment prior to the end of the performance year and may only exercise downward discretion with respect to named officers subject to the extent consistent with Section 162(m).

        The Committee requires deferral of half of the award attributable to performance above the threshold opportunity level. Subject to both forfeiture and accelerated vesting in limited circumstances (as described on pages 41-43), the deferred cash award vests two years and 11 months from the end of the performance year for which it was earned. For instance, deferred cash awarded for the 2010 performance year vests December 1, 2013. The Committee selected a vesting period that was approximately as long as the three-year vesting period that has historically applied to Incentive Program grants.

        The cash and deferred cash awards are subject to the Committee's clawback policy, which requires Company recoupment of certain award amounts in the event of certain accounting restatements. The accounting restatement that would trigger the return (or clawback) of the incentive award for 2010 performance would result from the Company's material noncompliance with financial reporting requirements under the securities laws. The amount to be returned would equal the portion of an award based on the erroneous data; in other words, the amount in excess of what would have been paid if the results as stated in the restated financials had applied to the award determination. If a clawback were triggered, executive officers would be required to return the value of their awards, or a portion thereof, regardless of whether their individual conduct contributed to the financial restatement. The policy provides that all Incentive Program awards granted in 2011 (including awards for the 2010 performance year) and thereafter are subject to the clawback. The Committee may further refine the clawback policy pursuant to listing standards to be promulgated by the New York Stock Exchange, which is expected to occur later this year.

        The following table summarizes the various types of Incentive Programs in which named officers participated for 2010.

Type of Incentive Program	Named Officer(s) Participating(1)	Performance Measures for 2010(4)	Named Officer Actual Bonus Level for 2010(5)
Incentive is based on DST goal achievement	Messrs. McDonnell, Hager, Hooley, Tritt, and Towle	Annual and cumulative EPS goals established at threshold, target and maximum goal levels(2)	The award is between the target and maximum opportunity levels.

Incentive is based on a pool, the amount of which depends on the level of goal achievement by DST Output operations in the U.S.(3)	Mr. Towle
		The amount of the pool equaled the sum of 40% of 2010 increase over 2009 in DST Output operating income and 10% of DST Output 2009 operating income (but only if 2010 operating income exceeded 2009 operating income), with results calculated on specific regions (U.S., Canada, UK)	The award is between the target and maximum opportunity levels.

(1)
Mr. Towle has more than one set of goals applicable to his payout. The Committee sought to incent his contribution toward both EPS and DST Output goal achievement. The Incentive Program for the DST Output business is designed to incent increased profitability, which would contribute to the success of the Company on a consolidated basis. DST Output's U.S. operations are integral to DST's core businesses as DST and DST Output share operating facilities and financial services customer relationships. As explained in note (5) on page 40, Mr. Towle was not eligible for 2010 (and he will not be eligible for 2011) to receive a portion of his Incentive Program award based on achievement of the DST Output operating income goal above the target level.

(2)
Half of the incentive award is based on performance against the annual EPS goal, and half is based on performance against the cumulative EPS goal.

The Committee sets both annual and cumulative goals because it believes the relationship between historical and future achievement should affect the degree of difficulty of combined goal achievement each year. Used in tandem, annual and cumulative goals allow the Committee to encourage the achievement of current year performance as well as sustained multi-year growth. The amount of Incentive Program awards would decrease if the cumulative goal was not met, even if the annual goal was met at the maximum level. Lack of annual goal achievement during any of the three years would impede cumulative goal achievement.

In determining EPS goals, the Committee generally considers our mix of businesses, the competitive outlook, annual capital expenditures and short-term strategy objectives. In setting cumulative EPS goals for a three-year period, the Committee considers long-term strategic objectives and the possibility that, over the long-term, results for a certain year could exceed or fall below the desired annual growth targets and that a cumulative goal should have the effect of balancing the impact of significant year to year fluctuations in named officer incentive compensation as a result of performance toward annual goals. The Committee intends the combination of annual and cumulative goals to reflect sustained performance over time consistent with management's and the Board's emphasis on long-term stockholder value. The Committee generally seeks to require the growth in diluted EPS to be at a rate at least comparable to upper percentiles of other public companies with similar products and services.

  We do not disclose our EPS goals because they are confidential business information. We believe that their disclosure could cause substantial economic harm to our competitive position.

(3)
The DST Output pool is divided among DST Output executives based on their respective threshold opportunity levels. The portion of the pool available to a business unit executive may not exceed an amount equal to the percentage of base salary at his maximum opportunity levels. For example, if an executive earns $100,000 in base salary, his maximum opportunity level is 90%, and his portion of an incentive pool would otherwise have been $120,000, the incentive to be paid to him is a combination of cash and deferred cash the sum of which cannot exceed the $90,000 maximum.

(4)
In March 2010, management advised the Committee of a significant customer termination payment DST Output could expect to receive in 2010. The payment would have substantially defeated the Committee's objectives that the goals support long-term strategies for the business. The Committee therefore decided to eliminate from the goal achievement calculation the net effect of the customer termination payment, less any costs accrued. In consideration of the negative impact of the Committee's decision on future Incentive Program results, the Committee approved the inclusion in future Incentive Program results, in increments over time, of an add-back amount (the "Output Add Back"). The Committee also determined in March 2010 to eliminate from the calculation of the achievement of DST EPS goals the net income effect of the DST Output customer termination payment. The Committee confirmed in December 2010 that the Output Add Back amount would also be eliminated from the calculation of DST Incentive Program results.

(5)
Due to the level of goal achievement for 2010, each named officer received a portion of his Incentive Program award in the form of deferred cash, as shown on page 51. Except as described in note (4), the Committee did not make any adjustments in determining achievement of 2010 performance measures.

2010 EQUITY GRANTS

        Why and How Equity Awards Were Determined.    Stock option and restricted stock unit awards serve the Committee's Stockholder Alignment, Competitiveness/Retention, Expense and Dilution Control, Welfare/Loyalty, Transaction Stability, and Deductibility objectives described on pages 27-29. In setting equity grant levels, the Committee considers the Benchmarking Targets and the Pre-Tax Income Objective described on page 30 (collectively, the "Target Levels"). The Committee does not follow a precise formula in determining the value as a certain percentage of individual compensation or in determining the number of awards. Rather, it considers retention, the officer's position level and other factors. The Committee considers the cost of equity compensation and controls the costs through the Target Levels, and it has determined that the benefit to the Company justifies the Company's cost of providing equity compensation. In granting equity awards, the Committee does not consider amounts realizable from prior compensation or awards because the grants are for a period of time and incent performance of goals during that period, and grants for prior periods should not affect the level of compensation for the current period.

        The Committee selected for the 2010 Equity Grants a combination of stock options and performance-based restricted stock units (or rights to receive shares of stock upon vesting, "RSUs"). The Committee had not granted options for a number of years. Current rules provide more certainty in accounting for options, and they have remained a common component of equity compensation. The Committee selected restricted stock units because they allow grantees an election to defer the issuance of shares upon vesting as a tax planning tool, as described on page 44. The Committee has incorporated the use of share withholding to satisfy required tax payments upon exercise of options and share issuance for vesting RSUs, which is expected to reduce the level of overall outstanding shares as a result of exercises or issuances.

        The Committee analyzed the overall value of the equity awards that should be made and assigned an aggregate value to each named officer. In setting the grant levels, the Committee considered the effect of the terms and conditions of the grants on the Pre-Tax Income Objective on page 30. It then determined to grant half of each named officer's assigned equity value for 2010 in the form of stock options and the other half in performance-based RSUs.

        As shown in the table on pages 38-39, the named officers have stock options that vest over time and Mr. Hooley has additional performance-based stock options. The strike price of each option is the fair market value as determined by Committee rules and the 2005 Plan as of the date of grant. The table also shows that the RSUs with DST goals vest on the achievement of goals as well as on the passage of a three-year time requirement. Mr. Towle has additional RSUs, as shown in the table.

        The Committee sought to set goals for RSUs and Mr. Hooley's performance-based options that would incent achievement of objectives for the Company and its business units. Under the 2005 Plan, the Committee may adjust equity award performance results to reflect unusual or nonrecurring events or in response to changes in applicable laws, regulations or accounting principles. The Committee must determine the method of adjustment prior to the end of the performance year, and may only exercise downward discretion with respect to named officers to the extent consistent with Code Section 162(m). The Committee did not apply adjustments to calculation of the stated goals for the equity awards.

 Summary of Equity Awards

        The following table summarizes the various equity awards that serve as a component of 2010 compensation.

Type of Equity Award Granted as Part of 2010 Compensation	Named Officer Grantee(s)	Vesting Requirements(1)	Performance Goals and Vesting(1)	Level of Goal Achievement for 2010
Stock Options, time-vesting(2)	Messrs. McDonnell, Hager, Hooley, Tritt and Towle	Vest in one-third increments over the three anniversary dates of the grant	Not applicable	Not applicable

Stock Options, performance-vesting(2)	Mr. Hooley	Vest in whole or in part based on level of goal achievement over a performance period of 2010 - 2018	The percentage vesting is two times the percentage of improvement over prior year EPS	Full goal achievement

RSUs with DST Goals(2)(3)	Messrs. McDonnell, Hager, Hooley, Tritt and Towle
Vest in whole or in part based on goal achievement and continued employment through the vesting date
No vesting before early 2013 based on EPS performance over 2010 - 2012 ("Time Requirement")
Opportunity for continued vesting for 2013 and 2014
			The number vesting after expiration of the Time Requirement in early 2013 (and if necessary in early 2014 and 2015) is based on the increase each year in EPS over the immediately preceding calendar year, and goals shall be certified for a number of RSUs equal to two times the percentage of increase	Full goal achievement but no vesting due to the Time Requirement

RSUs with DST Output Goals(4)	Mr. Towle	Vest in whole or in part based on level of goal achievement over a performance period of 2010 - 2014	For any year of the 2010 - 2014 performance period, the level of vesting depends on consolidated pre-tax income for the Output Solutions segment on which the Company reports in its financial statements. The RSUs vest in one-third increments based on three levels of consolidated pre-tax income: $30 million, $35 million, and $40 million, calculated in each case to eliminate the net effect of certain customer termination fees and with catch-up vesting if the second or third level is the initial level achieved	None

Type of Equity Award Granted as Part of 2010 Compensation	Named Officer Grantee(s)	Vesting Requirements(1)	Performance Goals and Vesting(1)	Level of Goal Achievement for 2010
DST Output RSUs with Time Vesting Condition(5)	Mr. Towle	Vest if employment continues through March 9, 2012	Not applicable	Not applicable

(1)
All awards are subject to special terms and conditions upon the occurrence of various events, such as death and disability, as further explained on pages 41-43 and 56-61.

(2)
The Committee selected a three-year period over which the time-based options would vest, in increments, based on the commonality of this practice as shown in peer group data.

  Mr. Hooley received the additional grant of stock options in consideration of the fact that an equity grant had not been made in connection with his hiring in mid-2009, as had traditionally been the case with new executives. "EPS" for purposes of this option award means EPS as reflected in the Company's year-end audited financial statements in accordance with GAAP, consistently applied from year to year in all material respects, adjusted to reflect fully diluted EPS under "if converted" accounting, and excluding the effect of gains and losses recognized from the acquisition and disposition of business units during the year. For purposes of this grant, base year (2009) EPS is $3.49.

  The Committee also selected the same EPS goal for the RSUs with DST goals. The Committee believes that basing option and RSU vesting on EPS improvements supports management's and the Board's emphasis on long-term stockholder value. The Committee selected the performance period for Mr. Hooley's options that would give him the full opportunity over the term of the option to achieve full vesting by improving EPS.

(3)
The Committee required the passage of time in addition to goal achievement due to the effect on anticipated results of the DST Output customer termination fee described in note (4) on page 36. A period of three years was selected for the time condition based on the projected impact of the termination fee on goal achievement. The three-year period serves the added purposes of executive retention, so that even if goal achievement occurred prior to the end of the three-year period, an executive would generally be required to continue his employment to actually vest.

  The Committee selected a period of five years for the performance period in order to allow a fair and reasonable period of time for potential goal achievement if adverse business conditions occur. The period furthers executive retention in 2013 and 2014 if the Committee does not certify goal achievement for all RSUs for 2010 - 2012.

(4)
The aggregate performance-based RSUs to be granted to Mr. Towle were divided between RSUs based on DST goals and RSUs based on business unit goals in recognition of Mr. Towle's potential contribution to the Company as a whole as well as to the success of DST Output.

  In setting the levels of business unit goals, the Committee calibrated the difficulty of goal achievement by the level of award that could potentially vest as follows:

  •
  Unless adverse conditions occur, at least a third of the RSUs vest if DST Output meets minimum management expectations for profitability over the performance period, based on strategic plans in place at the time of grant.

  •
  At least two thirds of the RSUs vest if DST Output increases profitability through reasonably successful creation and execution of strategic plans over the performance period.

  •
  All of the RSUs vest if DST Output increases profitability through significantly successful creation and execution of strategies over the performance period.

  Various factors could cause actual results to vary from the RSU performance goals, and in light of these variables it is not possible for the Committee to reliably quantify differences in difficulty among the various vesting levels. The Committee does not perform a statistical analysis to predict future achievement based on historical goal achievement.

(5)
In 2008, the Committee desired to tie a portion of the compensation of DST Output executives, including Mr. Towle, directly to improvement in DST Output operating margins. The Committee granted restricted stock with vesting based on achievement of an operating margin goal. Since the date of the grant, the restricted stock grant has been amended so that the equity is in the form of restricted stock units, and management has encouraged DST Output to make significant changes, not contemplated at the time the goal was set, in the long-term interests of maintaining volumes and continuing significant customer relationships. The Committee determined in December 2010 that, taking the facts and circumstances into account, it was appropriate to deem the goal as having been achieved so long as the grantees agreed to extend the vesting date. The vesting period extends through March 9, 2012 so that the grant continues to serve the purpose of retaining DST Output executives. The executives continue to be incented through the Incentive Program and other restricted stock unit awards to increase DST Output performance.

  The Committee determined in 2008 that this grant was in lieu of a portion of the executives' potential Incentive Program compensation. As a result, Mr. Towle is ineligible for performance years through 2011 to receive a portion of his cash and deferred cash Incentive Program awards that would have been based on achievement of the DST Output goal above the target goal level.

PERQUISITES AND INSURANCE BENEFITS

        Why and How These Elements Were Established.    Perquisites and insurance benefits serve the Committee's Competitiveness/Retention, Welfare/Loyalty, and Transaction Stability objectives described on pages 27-29. The Committee carefully considers the cost of these items of compensation and has determined that the benefit to the executive, the Company and our stockholders justifies the Company cost. In providing these miscellaneous elements of compensation, the Committee does not consider amounts realizable from prior compensation or awards because the objectives for these compensation elements would not be served by doing so.

        Perquisites.    In 2010, the Committee allowed Mr. McDonnell personal use of aircraft in which we own fractional interests. It also allowed Mr. Hooley limited personal use. From time to time, personal use by an executive officer may occur due to personal or family health issues or emergencies. The Committee monitors personal use through receipt at least four times per year of reports from our Chief Financial Officer. Named officers may also receive estate planning services, tax return services, paid parking, reimbursement for medical physical examinations, and personal use of a Company car or a car allowance. We reimburse spouse or guest travel to, and family entertainment at, an annual planning meeting at which executive officers and spouses or guests interact with each other and with members of the Board and their spouses or guests. We generally hold the annual meeting at a location away from Kansas City, Missouri, where our principal offices are located. We do not gross-up named officer perquisites for tax liabilities.

        Insurance Benefits.    Named officers can participate in group health, vision and dental insurance plans on the same basis as other employees. We provide the named officers with individual variable life insurance policies in lieu of participation in our employee group life policy. The policies are portable and allow the named officers to accrue cash surrender value. In consideration of the potential needs of named officers and their families in the event of long-term disability, we provide named officers with a long-term disability policy to allow a similar income replacement percentage of salary as is available to employees in general.

POST-EMPLOYMENT AND CHANGE IN CONTROL PROTECTIONS

        Why and How These Protections Were Established.    Post-employment and retirement benefits and change in control protections serve the compensation program's Competitiveness/Retention, Welfare/Loyalty, and Transaction Stability objectives described on pages 27-29. In particular, the Committee believes that post-employment and retirement benefits and change in control protections:

  •
  promote named officer retention by generally protecting officers against forfeiture of awards for termination of employment outside of their control

  •
  further the officer's commitment to the Company by accelerating the vest date of certain awards and accounts if the officer retires (as defined in the applicable award agreement)

  •
  provide stability in the event of a possible change in control

  •
  reward long-term service by increasing retirement accumulations.

For our current benefits, the Committee considered:

  •
  whether in certain contexts retention and other long-term compensation purposes of awards are served by forfeiture of an award for termination of employment

  •
  deferred plans and award structures and their compliance with Code Section 409A so that excise taxes and penalties do not dilute the value of the award

  •
  tax laws and regulations applicable to our qualified and nonqualified plans.

        Summary of Arrangements.    As of December 31, 2010, we had numerous arrangements providing post-employment and change in control benefits.

        The non-change in control vesting terms and conditions of currently unvested awards are summarized in the following table. The change in control terms and conditions are described on pages 44-46. The table and notes beginning at page 56 further describe award terms and conditions.

Award Terms and Conditions

Obligation or Event	Description
Non-solicitation, non-compete obligations	All agreements prohibit named officers from both working for a competitor during any period for which they are receiving separation pay and soliciting employees and customers for one year after termination of employment for any reason. Vesting and other rights under the award agreements are subject to compliance with these provisions.

Obligation or Event	Description
Retirement	Options: Named officers who retire after meeting the retirement eligibility requirements in their option agreements (reaching age 59 1/2 and having at least three years of Company service) have the remainder of the term of their options to exercise vested options. The benefit would be significant if the price of stock increases substantially between the retirement date and the exercise date. Without this retirement protection, a named officer would be required to exercise the options in connection with the termination of employment. The Committee believes that future market prices should not be a motivation for a retirement-aged employee who has satisfied applicable years of service requirements to remain employed, and considers it reasonable to allow a person whose termination constitutes a retirement to have the benefit of the full term of the option.

Deferred cash: The Committee selected full vesting upon retirement because the retiree (for these awards, a person who terminates employment after reaching age 59 1/2) contributed to the performance that triggered the grant.

RSUs: The Committee selected vesting for performance-based RSUs depending on the level of goal achievement ultimately certified for the performance year in which the retirement (termination of employment on or after age 59 1/2 and having at least three years of Company service) occurred. The amount vesting is pro rated to reflect the number of months in the performance year prior to the retirement. The Committee selected vesting based on goal achievement so that a retiree would not vest in a performance-based RSU absent a contribution to goal achievement. Mr. Towle's time-vesting RSUs described in note (5) on page 40 do not vest on retirement.

Death or Disability
The death or disability of a named officer accelerates the vesting of stock options, deferred cash awards, and RSUs, with the exception of the time-vesting RSUs granted to Mr. Towle. Those RSUs vest pro rata depending on the date of death or disability. The Committee selected accelerated vesting in consideration of the potential needs of the grantee and the grantee's family.

Business Unit Divestiture or Reduction in Force
Options: The stock options with time-vesting provisions vest pro rata upon a business unit divestiture or reduction in force if at least six months have elapsed since the grant date, and the remaining options are forfeited. The Committee believes it is appropriate to allow such vesting, as the Company's actions would have terminated the vesting period. The Committee does not believe such vesting is appropriate for Mr. Hooley's performance stock options granted in 2009, and those unvested options would lapse upon the occurrence of either event.

Obligation or Event	Description

Deferred cash: For current deferred cash awards full vesting occurs upon a business unit divestiture or reduction in force. The vesting is in recognition of the contribution of the group of affected employees to the performance that triggered the grant.

RSUs: If a level of goal achievement is ultimately certified for the year in which a business unit divestiture occurs, the performance-based RSUs, regardless of the level of achievement, would vest pro rata based upon the number of months elapsed in the performance period prior to the divestiture. The Committee believes that as long as the business unit has been performing at a level that would have caused goal achievement, the grantees should retain a pro rata benefit should the Company sell the business unit. For a reduction in force, vesting is determined in the same manner as a retirement. The Committee selected vesting based on goal achievement so that a grantee would not vest in a performance-based RSU absent a contribution to goal achievement. Mr. Towle's time-vesting RSUs do not vest upon either a business unit divestiture or a reduction in force.

        Employment Agreements and CEO Stock Ownership Requirements.    Messrs. McDonnell, Hager and Hooley have employment agreements. The agreements of Messrs. Hager and Hooley do not provide for employment through a set date and termination can occur as described on page 50. The McDonnell employment agreement expires December 31, 2011 and is subject to automatic one-year renewal unless otherwise terminated, either by Mr. McDonnell with thirty days' notice to the Company, by the Company without cause upon 30 days' notice to Mr. McDonnell, or immediately by the Company for cause as defined in the agreement. The Committee based the separation pay periods described in note (g) on page 60 and change in control protections described on pages 45-46 and in note (i) on pages 60-61 of Messrs. McDonnell and Hooley on leading market and industry practice regarding appropriate and common provisions for executives at top management levels. The agreements of these two officers prohibit them, for three years following termination of employment for any reason, from soliciting employees, soliciting customers for the benefit of a competitor, or acquiring an interest in a competitor other than an insignificant interest in a public company. Our obligations to pay separation and change in control benefits under the agreements cease if they violate such covenants. Mr. Hager entered into the original version of his agreement prior to the existence of the Committee. The agreements are further summarized on pages 46, 50, and 60-61.

        The Board has a guideline that, within a reasonable period of time after a Chief Executive Officer's initial appointment, such officer is expected to beneficially own our stock. The Board generally expects that the fair market value of the stock equal or exceed six times the officer's base salary. The Board will consider personal circumstances and the effect of market conditions in applying this guideline. Mr. McDonnell's level of stock ownership exceeds the guideline.

        Qualified and Non-Qualified Plans.    The arrangements are summarized in the following table. Further information about the plans is provided in the Nonqualified Deferred Compensation section beginning at page 51.

Plan/Program	Description
401(k) Profit Sharing Plan	Each named officer participates, and all named officers' accounts are vested. The Company made contributions under the 401(k) Profit Sharing Plan to each named officer for 2010. Like other participants, named officers receive from both discretionary profit sharing contributions and matching contributions with respect to their salary deferral contributions. Accounts generally vest based on years of service. The 401(k) portion of the accounts is credited with earnings, gains or losses based on the participant's investment direction from among various investment options available under the plan, including DST stock, and the profit sharing portion of the accounts is credited with earnings, gains or losses based on Company-directed investments. Accounts are distributable upon separation from service for any reason, financial hardship, or reaching age 59 1/2.

Supplemental Executive Retirement Plan ("SERP")
During 2007, the Committee partially terminated the SERP and distributed SERP account balances to participants except that Messrs. McDonnell and Hager remain active plan participants. The Committee annually determines the contribution rate in order to equalize the value of contributions we would have made and of forfeiture amounts we would have credited to their 401(k) Profit Sharing Plan accounts if certain tax regulations had not limited contributions. The rate for 2010 was 7.738% of compensation defined in the plan (generally base salary and the aggregate Incentive Program award) that exceeds the applicable wage limit for 401(k) Profit Sharing Plan contributions.

Extended Deferrals of Incentive Program Awards and RSU Share Issuances
For tax and retirement planning, the Committee allows deferrals of current cash awards and extended deferrals of vested deferred cash awards, each granted under the Incentive Program, as well as extended deferrals of share issuances in connection with vesting RSUs. We distribute deferred amounts and issue shares on the earlier of the date elected by the participant or termination of employment so long as, for deferred cash and RSUs, the award is vested. The named officers did not have current cash incentives in voluntary deferral during 2010, but Messrs. McDonnell and Hager have elected to keep all or a portion of their vested deferred cash awards in voluntary deferral until separation from service. Named officers have not elected to defer share issuances.

        Change in Control Terms and Conditions.    Certain of our compensation arrangements provide for award and account vesting and issuance and separation pay following a change in control, as described below and in greater detail in the table and notes beginning at page 56. The following table describes the Committee's reasoning in selecting the current change in control triggering events included in our material arrangements with our named officers.

Change in Control Event	Rationale
Incumbent directors cease to represent 75% of the Board	The Committee set this threshold so that only a major change in Board composition resulting from a change in control would trigger change in control benefits.

A person becomes the beneficial owner of 20% or more of our common stock without approval of the Board
The Committee set this threshold recognizing that a 20% stockholder could exert substantial influence over our management policies. With cumulative voting, a 20% stockholder could elect one director each year in which three directors are elected and thus control the Board over time. An exception to this change in control trigger is a 20% stockholder who acquires shares through an agreement with the Board. The exception avoids unintended change in control benefits if the Board enters into an agreement with a so-called "white knight" (a third party with whom the Board negotiates an acquisition of the Company for the purpose of defeating a hostile takeover attempt).

We consummate a transaction involving less than 60% control by existing stockholders
The Committee incorporated the "consummation" and "existing stockholder" concepts into the definition to avoid an unintended change in control benefits if either stockholders approve a proposal that is never consummated or effective control of the Company remains with our stockholders after consummation of the transaction. To protect executives from compensation avoidance if the Board approves a transaction as part of a "bear hug" (typically, a hostile proposed acquisition made under circumstances that require a rapid response and/or public disclosure), transactions receiving Board approval are not excepted from this component of the change in control definition.

Stockholders approve a liquidation or asset sale unless a "related party" acquires control of our assets
The Committee designed this provision to avoid the risk of unintended change in control benefits if a majority-owned subsidiary, employee group, employee benefit plan or corporation controlled by our stockholders acquires control of our assets.

        The Committee allows full vesting of an award and the payout of separation benefits to occur in connection with a change in control only if within an established period after the change in control, a termination of employment occurs, whether by the Company without cause or by the employee as a resignation for good reason. These vesting preconditions (a change in control, then a termination of employment) are known as a "double trigger." The Committee believes that a double trigger is in the best interest of our stockholders because it:

  •
  provides stability during a change in control by encouraging our executives to cooperate with and achieve a change in control approved by the Board, without being distracted by the possibility of termination or demotion following the change in control

  •
  provides our executives with change in control severance benefits similar to those in place at other similar companies

  •
  forces an acquirer to evaluate whether to retain our executives by making it potentially more expensive to dismiss one of our executives rather than one of its own executives.

The Committee has incorporated double trigger vesting into employment agreements, deferred cash and stock option awards, as shown in the table and notes beginning at page 56.

        The employment agreements of Messrs. McDonnell, Hager and Hooley entitle them, if we have a change in control, to employment for a three-year period at the same executive capacity, salary and benefit levels in effect on the change in control date. If we terminate employment after the change in control date other than for cause, those named officers each have a right to payment of his base salary through termination plus a lump sum cash severance payment based on his salary for the remainder of the three-year period and to continuation of benefits to the end of that period, including lump sum payments based on hypothetical Incentive Program achievement (further described in note (i) beginning at page 60). If the executive resigns for good reason during the three-year period after a change in control, he is to receive the same payments and benefits as if we had terminated his employment without cause. Additionally, the agreements entitle the named officers to certain rights to gross-up amounts to cover additional tax liabilities under Internal Revenue Code Section 4999 in the event it applies to the change in control payments. If a named officer is entitled to such gross-up payments, they will generally be made in a lump sum consistent with the other change in control payments to the named officer. The Committee has formally resolved not to include golden parachute excise tax gross-up provisions in future executive employment agreements.

DEVELOPMENTS FOR 2011

        The Committee made RSU grants on February 24, 2011 as part of compensation for 2011. The Committee selected RSUs as the only form of equity for 2011 grants because it believes that RSUs will result in less dilution than stock options while also resulting in greater actual share ownership by named officers.

        In making the RSU grants, the Committee considered its Benchmarking Targets and the Pre-Tax Income Objective set forth on page 30. In determining the size of the RSU grants, the Committee considered the expected total value of the grants to be made for the period 2010-2012, including the value of the grants made in 2010. The aggregate RSUs consist of both performance-vesting RSUs and time-vesting RSUs, with the Committee desiring that a high percentage of the grant be performance-based. Eighty percent of named officer grants will vest based on performance, and the remaining twenty percent will vest based on time.

        The performance-vesting RSUs are structured identically to the RSU component of the 2010 Equity Grants but without the Time Requirement described on page 38. They will vest based on year-over-year improvements in earnings per share for a 2011-2015 performance period.

        The time-vesting RSUs will vest in 20%, 30% and 50% increments following the first, second and third anniversaries of the grant date. This backloaded vesting structure aids in retention, because a greater number of RSUs generally would be forfeited the earlier during the vesting period that a named officer terminates employment.

        The Committee determined to reinstate for 2011 the $750,000 base salary to which Mr. McDonnell is entitled under his employment agreement, rather than the lesser amount that has been in effect as part of cost management initiatives. The Committee increased Mr. Hooley's base salary by $100,000 in consideration of increased management and strategic responsibilities since he joined the Company in mid-2009.

NAMED OFFICER COMPENSATION

SUMMARY COMPENSATION TABLE

		A	B	C	D	E	F	G
Name and Principal Position(1)	Year	Salary ($)	Bonus	Stock Awards(2)($)	Option Awards (3)($)	Non-Equity Incentive Plan Compensation (4)($)	All Other Compensation (5)($)	Total ($)
Thomas A. McDonnell	2010	650,000	—	1,295,937	1,801,518	2,592,956	627,937	6,968,348
Chief Executive	2009	650,000	—	—	—	2,271,458	808,990	3,730,448
Officer	2008	750,000	—	—	—	1,362,897	1,032,687	3,145,584
Kenneth V. Hager	2010	310,000	—	345,861	—	563,209	100,245	1,319,315
Vice President, Chief	2009	310,000	—	—	468,922	517,125	148,863	1,444,910
Financial Officer and	2008	310,000	—	—	—	333,236	174,358	817,594
Treasurer
Stephen C. Hooley	2010	550,000	—	879,237	—	1,582,307	159,227	3,170,771
President and Chief	2009	275,000	1,000,000	—	2,074,791	621,500	128,239	4,099,530
Operating Officer
Robert L. Tritt	2010	400,000	—	487,539	—	641,092	54,379	1,583,010
Executive Vice President
Steven J. Towle	2010	430,000	—	487,539	—	509,148	43,401	1,470,088
DST Output President	2009	430,000	—	—	656,154	595,126	31,589	1,712,869
and Chief Executive	2008	430,000	—	931,716	—	344,380	57,577	1,763,673
Officer

(1)
For an alternative comparison of Mr. McDonnell's compensation for 2010 to 2009, please see page 31, which reflects the Committee's intent that equity awards serve as an element of compensation over multi-year periods. The table on page 32 reflects an annualization of equity awards and shows on that basis that Mr. McDonnell's compensation for 2010 has increased only 5.6% over 2009.

Mr. Hooley's base salary for 2009 is based on service that commenced mid-year. Mr. Tritt was not a named officer in the annual meeting proxy statements for either of 2010 or 2009, so his compensation for 2009 and 2008 is not shown. Although Mr. Towle was not listed as a named officer in the 2010 annual meeting proxy statement, he was a named officer in the 2009 annual meeting proxy statement, which detailed his 2008 compensation. To avoid the gap in the table between years, we show his compensation for 2009 even though it has not previously appeared in a proxy statement.

(2)
The amounts in this column reflect the restricted stock units ("RSUs") granted in February 2010. As explained on pages 31-32, we will be annualizing the grants over 2010 - 2012, which is the minimum applicable performance and vesting period. Vesting terms and conditions are described in the tables and notes beginning at page 41 and at page 56. For our accounting assumptions in deriving the amount in Column C, see note (10) to the Consolidated Financial Statements in our Form 10-K for the year ended December 31, 2010.

(3)
The amount in this column reflects a grant of options to Mr. McDonnell in January 2010. The Committee made option grants to Mr. McDonnell in January 2010 and to the other named officers in late 2009. We are annualizing the options over 2010 - 2012 as they vest over that period. Vesting terms and conditions are described in the tables and notes beginning at page 41 and at page 56. For our accounting assumptions in deriving the amount in Column D, see note (10) to the Consolidated Financial Statements in our Form 10-K for the year ended December 31, 2010.

(4)
Current cash and deferred cash are the two components of the Incentive Program award for 2010 goal achievement. The current cash amounts are shown below. The amount of the deferred cash component is shown in the Registrant Contributions in 2010 column on page 51. Deferred cash vesting terms and conditions are described in the tables and notes beginning at page 41 and at page 56. Deferred cash accounts are subject to earnings and losses based on hypothetical investment choices. The aggregate earnings for 2010 are shown in the "Incentive Program Deferred Cash" row in the table on page 51.

Named Officer	Current Cash Incentive for 2010 Performance Year, Paid in 2011 ($)
Thomas A. McDonnell	1,440,000
Kenneth V. Hager	297,602
Stephen C. Hooley	1,056,000
Robert L. Tritt	384,000
Steven J. Towle	359,050

(5)
Amounts in Column F for 2010 are a total of the following:

	Thomas A. McDonnell ($)	Kenneth V. Hager ($)	Stephen C. Hooley ($)	Robert L. Tritt ($)	Steven J. Towle ($)
Matching Contribution to 401(k) for 2010 plan year	7,350	7,350	7,350	7,350	7,350
Discretionary Profit Sharing Contribution for 2010 plan year	11,611	11,611	11,611	11,611	11,611
Supplemental Executive Retirement Plan Contribution for 2010 plan year	203,896	39,093	—	—	—
Life Insurance Premiums	23,584	9,949	6,552	9,212	8,292
Perquisites and Personal Benefits if Total is at or above $10,000*	381,496	32,242	133,714	26,206	16,148

  *
  The 2010 perquisites and personal benefits for the named officers include:

Perquisite or Personal Benefit(i)	Thomas A. McDonnell	Kenneth V. Hager	Stephen C. Hooley	Robert L. Tritt	Steven J. Towle
Paid Parking	X	X	X	X	—
Long-Term Disability Premiums	X	X	X	X	X
Personal Use of Company Car or Car Allowance	X	X	X	X	X
Estate Planning Services	X	—	—	X	—
Tax Return Preparation Services	X	X	X	—	—
Company Reimbursed Physical	X	—	—	X	—
Non-Business Events at Offsite Planning Meeting	X	X	X	X	X
Personal Use of Aircraft in which the Company has a Fractional Interest(ii)	X	—	X	—	—

    (i)
    The named officers also participate in a program in which the Company makes contributions equal to two times the named officer's contribution to a charitable community foundation. The maximum Company contribution is $20,000 for all named officers other than Mr. McDonnell. A maximum matching contribution of $50,000 is allowed for Mr. McDonnell as he also participates in the $30,000 matching program for directors described on page 16. We have not included matching amounts in compensation. Contributions are made on behalf of all employees who choose to participate, and we do not believe the contribution directly or indirectly benefits the named officer personally. The amount of charitable matches during 2010 were $50,000 for Mr. McDonnell, $18,900 for Mr. Hooley, and $20,000 for the other named officers.

    (ii)
    The incremental cost of aircraft personal use during 2010 was $321,060 for Mr. McDonnell and $99,733 for Mr. Hooley. The incremental cost for each flight includes the hourly charge for the flight, the fuel charge for the flight, and the ground transportation charge. We did not include in the incremental cost any portion of our monthly aircraft management fee, which we would have paid regardless of the personal use, or depreciation on the plane, which does not vary based on use.

ADDITIONAL INFORMATION REGARDING SUMMARY COMPENSATION TABLE

        The Compensation Committee does not target base salary to be a certain percentage of total compensation. Rather, the Committee determines base salaries as described on page 32. The Committee incorporates a significant "at risk" component into compensation packages using the methods described in the Compensation Objectives table that begins at page 26. Named officers have the Incentive Program awards, restricted stock, retirement programs, perquisites, insurance benefits, deferral programs, and separation from service and change in control protections we describe in our Compensation Discussion and Analysis.

        Employment agreements address certain of the compensation elements shown in the Summary Compensation Table. Messrs. Tritt and Towle do not have employment agreements. The following table summarizes some of the principal terms of the agreements.

Named Officer	Base Salary Required by Agreement	Incentive Program Opportunity Levels Required by Agreement
Thomas A. McDonnell	At least $750,000, but amount was less for 2009 and 2010 as explained on page 33	At least the percentages shown on page 33
Kenneth V. Hager	As determined by the Compensation Committee	As determined by the Compensation Committee
Stephen C. Hooley	At least $550,000	At least the percentages shown on page 33

        We further describe the employment agreements on page 43 including the non-solicitation and non-compete obligations. If we terminate employment without cause, we will pay the separation benefits described in note (g) on page 60. Each agreement entitles the executive to the change in control protections described beginning at page 44 and in note (i) beginning at page 60. Mr. McDonnell's agreement is subject to automatic one-year renewal unless otherwise terminated as further explained on page 43. The executive may terminate employment on at least 30 days' notice and, the Company may terminate employment with or without cause. An agreement cannot be amended except in a writing signed both by the executive and the Company.

NONQUALIFIED DEFERRED COMPENSATION

        Deferral Activity and Balances.    The following table shows nonqualified deferred compensation information for amounts contributed for, and earnings during, 2010. We describe the various forms of nonqualified deferral programs following the table.

	A	B	C	D
Named Officer and Type of Deferral	Registrant Contributions in 2010 (1)($)	Aggregate Earnings in 2010 (2)($)	Aggregate Withdrawals/ Distributions in 2010(3)($)	Aggregate Balance at December 31, 2010(4)($)
Thomas A. McDonnell
Incentive Program Deferred Cash	690,000	462,956	—	3,578,158
Supplemental Executive Retirement Plan	203,896	142,952	—	3,138,206
Frozen Directors' Deferred Fee Plan	—	609,067	—	3,716,939
Kenneth V. Hager
Incentive Program Deferred Cash	142,601	123,006	—	878,616
Supplemental Executive Retirement Plan	39,093	29,687	—	649,859
Stephen C. Hooley
Incentive Program Deferred Cash	506,000	20,307	—	193,557
Robert L. Tritt
Incentive Program Deferred Cash	184,000	73,092	161,793	407,773
Steven J. Towle
Incentive Program Deferred Cash	144,050	6,048	170,069	196,913

(1)
Column A shows contributions in 2011 for the 2010 performance or plan year.

(2)
Column B shows for each named officer the aggregate earnings during 2010. The range of 2010 earnings rates on available hypothetical investments for all of the nonqualified deferral accounts other than deferred cash accounts was 3.66% to 19.6%. The range of 2010 earnings rates on available hypothetical investments for deferred cash accounts was 1.75% to 27.76%.

(3)
Column C shows the distribution in 2010 to Messrs. Tritt and Towle of an Incentive Program deferred cash award which vested December 1, 2010.

(4)
All amounts in Column D were vested as of December 31, 2010 with the exception of Incentive Program deferred cash awards for the 2008 and 2009 performance years. The unvested amounts are shown in the "Death or Disability" row in the table on page 56. Such amounts would vest upon either event, as described in note (a) on page 58. Messrs. McDonnell and Hager would receive unvested deferred cash amounts upon termination of employment as they are retirement-eligible, as further described in note (b) on page 59. A change in control followed by a termination without cause or a resignation for good reason would trigger a payout to all the named officers of unvested deferred cash amounts, as described in note (f) on page 59. The effect of a reduction in force or business unit divestiture on unvested deferred cash amounts is described in notes (c) and (d) on page 59.

  The following is an aggregate of the Column D amounts reported in the Summary Compensation Tables in prior annual meeting proxy statements:

Named Officer	Amounts from Column D Reported in Previous Summary Compensation Tables($)
Thomas A. McDonnell	5,884,707
Kenneth V. Hager	1,131,516
Stephen C. Hooley	173,250
Robert L. Tritt	185,769
Steven J. Towle	666,367

  Nonqualified Deferral Programs.

        Arrangements for Incentive and Equity Awards.    By making an election by June 30 of the performance year, named officers can voluntarily defer the current cash awards they receive under the Incentive Program and can voluntarily extend the future payout of vested deferred cash awards and issuance of shares for vesting RSUs. The elected periods can be either a number of years or until separation from service. After electing an initial payout or share issuance date, participants can further extend the date for a minimum of five years if they do so at least one year prior to the initially selected date.

        Retirement Plans.    Only Messrs. McDonnell and Hager participate in the Supplemental Executive Retirement Plan, described on page 44. We make annual SERP contributions to equalize the value of contributions we would have made to various qualified plans and of forfeiture amounts that we would have credited to qualified plan accounts if certain tax regulations had not limited contributions. The SERP accounts of Messrs. McDonnell and Hager are vested.

        Messrs. McDonnell and Hager also have vested accounts under the Executive Plan, which is a nonqualified deferred compensation plan terminated in 1995. Prior to termination of the plan, we credited each participant's account with the value of contributions we would have made to the various qualified plans we maintained without regard to statutory contribution limits and eligibility requirements, less the amount we contributed to such qualified plans on the participant's behalf. The Executive Plan accounts of Messrs. McDonnell and Hager are vested.

        Deferred Fee Plan.    We continue to hold fees Mr. McDonnell previously deferred under a Directors' Deferred Fee Plan that was frozen effective August 31, 1995. The account is vested.

        Earnings Arrangements.    We make credits to or deductions from all nonqualified deferral accounts, other than those maintained under the terminated Directors' Deferred Fee Plan based on hypothetical earnings. For the Incentive Program awards in deferral, we base earnings on the participants' elections among a limited number of long-term investment choices, both equity-based and income-oriented. The number of choices is administratively manageable but allows participants to diversify their hypothetical earnings and control their level of risk. The terminated Directors' Deferred Fee Plan also grows or decreases based on similar types of investments that are Company-directed. SERP and Executive Plan balances are adjusted based on a formula using ten-year U.S. Treasury bond rates. For all the plans, earnings and losses are credited or debited at least annually.

        Retirement Payout Arrangements.    Account balances are payable in installments upon proper election, and named officers have elected as follows:

Award or Plan	Installment Payout Requirement	Allowable Installment Period Not to Exceed	Installment Elections Made
Incentive Program Awards In Deferral	Must be at least age 59 1/2 at termination date	Five years	Messrs. McDonnell* and Hager
SERP	Must be at least age 59 1/2 at termination date	Ten years	Mr. Hager
Executive Plan (terminated in 1995)	Compensation Committee Chairperson must approve post-termination installment payment	Five years	Mr. Hager
Directors' Deferred Fee Plan (terminated in 1995)	Must be a least age 65 at termination	Ten years	None
Restricted Stock Units	Must be at least 59 1/2 with three years of service at termination date	Five years	None

*
Mr. McDonnell's election applies only to deferred cash awards for performance years prior to 2010.

GRANTS OF PLAN-BASED AWARDS

        The following table shows Incentive Program opportunity levels that existed at the beginning of 2010 for each of the named officers, as well as equity grants made during 2010.

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)($)			All Other Stock Awards; Number of Shares of Stock or Units(2)(#)	All Other Option Awards; Number of Securities Underlying Options(3)(#)
								Grant Date Fair Value of Stock and Option Awards($)
							Exercise or Base Price of Option Awards($/Sh)
Named Officer	Grant Date	Threshold ($)	Target ($)	Maximum ($)
Thomas A. McDonnell	1/04/10				—	103,700	44.45	1,801,518
	2/23/10				31,100			1,295,937
	3/22/10	750,000	1,500,000	2,250,000		—	—
Kenneth V. Hager	2/23/10				8,300	—	—	345,861
	3/22/10	155,000	310,000	465,000
Stephen C. Hooley	2/23/10				21,100	—	—	879,237
	3/22/10	550,000	1,100,000	1,650,000
Robert L. Tritt	2/23/10				11,700	—	—	487,539
	3/22/10	200,000	400,000	600,000
Steven J. Towle	2/23/10				11,700	—	—	487,539
	3/22/10	215,000	430,000	645,000

(1)
The range of Incentive Program awards that could have been earned for 2010 performance depended on the level of achievement of EPS goals and, for Mr. Towle, partially on achievement of a business unit goal. The amounts shown represent percentages of base salary that were each named officer's threshold, target and opportunity levels, as further described on page 33.

EPS and business unit goal achievement for 2010 has already been determined. The named officers' aggregate earned Incentive Program awards for 2010 are $2,130,000 for Mr. McDonnell, $440,203 for Mr. Hager, $1,562,000 for Mr. Hooley, $568,000 for Mr. Tritt, and $503,100 for Mr. Towle. Each award is divided between current cash and deferred cash components. The current cash portion of the award, shown on page 48, has already been paid. The deferred cash portion, shown on page 51, is scheduled to vest on December 1, 2013, subject to accelerated vesting in limited circumstances. The deferred cash award for Messrs. Hooley, Tritt and Towle can be forfeited due to termination of employment, as further described in note (e) on page 59. Messrs. McDonnell and Hager are retirement-eligible and would vest in full in their deferred cash accounts if they terminated employment. The deferred cash award is subject to account earnings and losses based on hypothetical investment choices.

(2)
These are the performance-based restricted stock units granted in 2010 as an element of compensation for 2010 - 2012. The Committee intends to annualize their value in determining future compensation as described on pages 31-32. Further information including vesting terms and conditions is contained on pages 38-43 and 56-61. When the Company pays a dividend, equivalents accrue in the form of additional RSUs pursuant to a formula set forth in the award agreements. During 2010, additional RSUs received as dividend equivalents were 441 for Mr. McDonnell, 118 for Mr. Hager, 300 for Mr. Hooley, 167 for Mr. Tritt, and 331 for Mr. Towle.

(3)
These options were granted in 2010 as an element of compensation for 2010 - 2012. We intend to annualize their value in determining future compensation. Further information including vesting terms and conditions is contained on pages 38-43 and 56-61.

OPTION EXERCISES AND STOCK VESTED IN 2010

	Option Awards		Stock Awards
Named Officer	Number of Shares Acquired on Exercise(#)	Value Realized on Exercise($)	Number of Shares Acquired on Vesting(#)	Value Realized on Vesting($)
Thomas A. McDonnell	47,040	283,298	200,500	9,140,795
Kenneth V. Hager	—	—	50,500	2,302,295
Stephen C. Hooley	—	—	—	—
Robert L. Tritt	—	—	75,000	3,419,250
Steven J. Towle	—	—	75,000	3,419,250

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
(December 31, 2010)

	Option Awards(1)					Stock Awards(2)
	A	B	C	D	E	F	G	H	I
Named Officer	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Thomas A. McDonnell	17,397			60.3500	02/28/11			31,541	1,398,843
	264,250			45.7500	05/08/11
	25,250			54.1400	07/10/11
	301,930			43.9350	11/13/11
	16,620			47.1550	01/08/12
	32,430			42.5500	02/26/12
	44,700			48.2300	05/14/12
	388,075			31.0450	11/01/12
	11,925			37.6200	01/14/13
		103,700		44.4500	01/04/20
Kenneth V. Hager	4,473			60.3500	02/28/11			8,418	373,338
	68,110			45.7500	05/08/11
	2,930			43.9350	11/13/11
	8,811			42.5500	02/26/12
	100,000			31.0450	11/01/12
	13,431			27.9200	02/26/13
	9,268			43.8250	12/14/19
		18,532		43.8250	12/14/19
Stephen C. Hooley	25,000			39.3350	12/16/13			21,400	949,090
	23,468			43.8250	12/14/19
		46,932		43.8250	12/14/19
			50,000	43.8250	12/14/19
Robert L. Tritt	15,120			45.7500	05/08/11			11,867	526,301
	4,580			54.1400	07/10/11
	16,500			47.1550	01/08/12
	17,760			42.6050	07/09/12
	94,702			31.0450	11/01/12
	12,968			43.8250	12/14/19
		25,932		43.8250	12/14/19
Steven J. Towle	3,500			60.3500	02/28/11	11,563	512,819	11,868	526,346
	10,000			39.3350	02/16/13
	14,315			41.8650	02/10/14
	12,968			43.8250	12/14/19
		25,932		43.8250	12/14/19

(1)
Column A includes all vested options. Column B includes that portion of non-performance-based options granted in December 2009 or January 2010 unvested at year-end. These options vest in one-third increments over the three anniversaries of the grant. Column C shows Mr. Hooley's performance-based options granted in December 2009, which were also unvested at year-end. Mr. Hooley's performance options vest upon goal achievement and forfeit if goals are not achieved during the option term, except that, as described in note (f) on pages 59-60, the performance goals no longer apply in the event of a change in control. All of the unvested options are subject to forfeiture for termination of employment prior to vesting except for the special vesting events described in the table and notes beginning at page 56.

(2)
Column F includes non-performance based RSUs for Mr. Towle scheduled to vest in March 2012 and further described in note (5) on page 40. Column H includes performance-based RSUs granted in February 2010. They vest depending upon the level of goal achievement during the period of 2010 - 2014, except that the RSUs granted to Messrs. McDonnell, Hager, Hooley and Tritt, and certain of the RSUs granted to Mr. Towle, cannot vest earlier than March 2013, even if goal achievement occurs prior to that time. All of the unvested RSUs are subject to forfeiture for termination of employment prior to vesting except for the special vesting events described in the tables and notes beginning at pages 41 and 56.

NAMED OFFICER AWARD/ACCOUNT VALUES FOR CERTAIN EVENTS

        In this section, we show the effect of certain events if, hypothetically, they had occurred as of December 31, 2010. Beginning at page 41, we describe the reasons for the post-employment and retirement benefits and the change in control protections shown below. The effects of voluntary termination of employment (other than a retirement), termination for cause, and change in control that is not followed by a termination without cause or a resignation for good reason are not shown in the table below. They would not have caused accelerated award vesting or separation benefits. Other termination of employment events would cause acceleration or separation benefits as shown in the following table.

	Thomas A. McDonnell	Kenneth V. Hager	Stephen C. Hooley	Robert L. Tritt	Steven J. Towle
	($)	($)	($)	($)	($)
December 31, 2010 Hypothetical Event and Award(*) or Other Benefit to be Valued
Death or Disability(a)
Restricted Stock Units	1,398,843	373,338	949,090	526,301	782,778
Stock Option Awards	0	9,729	50,889	13,614	13,614
Deferred Cash Accounts	1,623,881	340,966	193,557	407,773	196,913
Total	3,022,725	724,034	1,193,536	947,689	993,305
Retirement(b)
Restricted Stock Units	1,398,843	373,338	0	0	0
Deferred Cash Awards	1,623,881	340,966	0	0	0
Total	3,022,725	714,304	0	0	0
Termination without cause in connection with a reduction in force(c)
Restricted Stock Units	1,398,843	373,338	949,090	526,301	263,173
Stock Option Awards	0	4,865	12,320	6,807	6,807
Deferred Cash Accounts	1,623,881	340,966	193,557	132,818	32,773
Severance Base Salary	1,500,000	310,000	1,100,000	0	0
Life and Health Premiums	65,873	19,301	41,543	0	0
Severance Incentive Award	2,130,000	440,203	1,562,000	0	0
Premium Gross-Up	46,142	13,773	29,644	0	0
Total	6,764,739	1,502,446	3,888,153	665,927	302,753
Termination without cause in connection with a business unit divestiture(d)
Restricted Stock Units	1,398,843	373,338	190,203	105,456	52,750
Stock Option Awards	0	4,865	12,320	6,807	6,807
Deferred Cash Accounts	1,623,881	340,966	193,557	132,818	32,773
Severance Base Salary	1,500,000	310,000	1,100,000	0	0
Life and Health Premiums	65,873	19,301	41,543	0	0
Severance Incentive Award	2,130,000	440,203	1,562,000	0	0
Premium Gross-Up	46,142	13,773	29,644	0	0
Total	6,764,739	1,502,446	3,129,266	245,082	92,330

	Thomas A. McDonnell	Kenneth V. Hager	Stephen C. Hooley	Robert L. Tritt	Steven J. Towle
	($)	($)	($)	($)	($)
Other termination without cause(e)
Restricted Stock Units	1,398,843	373,338	0	0	0
Deferred Cash Accounts	1,623,881	340,966	0	0	0
Severance Base Salary	1,500,000	310,000	1,100,000	0	0
Life and Health Premiums	65,873	19,301	41,543	0	0
Severance Incentive Award	2,130,000	440,203	1,562,000	0	0
Premium Gross-Up	46,142	13,773	29,644	0	0
Total	6,764,739	1,497,581	2,733,186	0	0
Change in control followed by termination without cause or resignation for good reason(f)
Restricted Stock Units	1,398,843	373,338	949,090	526,301	782,778
Stock Option Awards	0	9,729	74,139	13,614	13,614
Deferred Cash Accounts	1,623,881	340,966	193,557	407,773	196,913
Severance Base Salary	2,250,000	930,000	1,650,000	0	0
Benefit Continuation	767,380	232,065	119,196	0	0
Severance Incentive Award	4,500,000	930,000	3,300,000	0	0
Income or Excise Tax Gross-Up	0	0	2,168,696	0	0
Total	10,540,104	2,816,098	8,454,679	947,689	993,305

*
NOTE REGARDING AWARD VALUATIONS: The awards listed in this table do not include Incentive Program awards granted in February 2011 for the 2010 performance year. The amounts of the awards are stated in note (1) on page 53. As terminations of employment occurring prior to goal certification and grants in February may, subject to Incentive Program procedures, disqualify the named officer from receiving the incentive award, we have not shown such amounts in the table. The deferred cash accounts and stock awards valued in the table are the Incentive Program and equity awards unvested at year-end, and do not include the awards that vested prior to year-end. Additional information about the deferred cash accounts is shown in the tables and notes on pages 51-54. Additional information about the equity awards is shown in the table and notes on pages 53-55. The following chart shows how we valued the hypothetical early vesting of these awards.

Type of Incentive or Equity Award	Valuation Method
Deferred Cash Accounts	We used the year-end balance of the hypothetical Incentive Program accounts.
Restricted Stock Units ("RSUs")(1)
Under RSU award agreements, the RSUs are not valued until the second Friday in March following the performance year. For the sake of completing this table as if the vesting was to be calculated year-end (which would not actually be the case), the closing price on December 31, 2010 ($44.35) was used in accordance with applicable regulations to calculate the value.

Type of Incentive or Equity Award	Valuation Method
Stock Options(2)	The average of the high and low price of DST stock on the grant date is used to calculate the strike price of the option, and the average price on the trading day preceding the exercise date ("valuation price") is used, along with the strike price, to calculate the income from the exercise. In accordance with applicable regulations, stock options unvested at year-end have been valued in the table based on the spread between the closing price on December 31, 2010 ($44.35) and the various strike prices for the options shown in note (2).

(1)
The restricted stock units valued in the table are of various types, as follows:

Type of RSU	Grantees
RSUs that vest based on both achievement of DST improvements in earnings per share and the passage of time ("DST RSUs")	Messrs. McDonnell, Hager, Hooley, Tritt and Towle
RSUs that vest at varying levels depending on DST Output's achievement of a goal ("Towle Performance RSUs")	Mr. Towle
RSUs that vest depending on Mr. Towle's continued employment ("Towle Time RSUs")	Mr. Towle

(2)
The stock options valued in the table are of two types, as follows:

Type of Option	Grantees, Grant Date and Strike Price
Options that vest in one-third increments over the three anniversary dates of the grant	Messrs. Hager, Hooley, Tritt and Towle—December 14, 2009 grant date, $43.825 strike price Mr. McDonnell—January 4, 2010 grant date, $44.45 strike price
Options that vest based on achievement of DST improvements in earnings per share ("Hooley Performance Options")	Mr. Hooley—December 14, 2009 grant date, $43.825 strike price

NOTES REGARDING EFFECT OF VARIOUS EVENTS:

(a)
Death or Disability: Vesting of all types of restricted stock units, deferred cash accounts, and all types of stock options would have accelerated, with the exception of the Towle Time RSUs, which would have vested pro rata based on the number of months worked in a twenty-four month period that began January 1, 2010. Employment agreement benefits would not have been paid.

(b)
Retirement: At December 31, 2010, only Messrs. McDonnell and Hager are over age 59 1/2 and have served DST for more than the three years required for retirement eligibility. The DST RSUs would have vested depending on the level of goals ultimately certified in the first quarter of 2011, and the time-condition to vesting would have been excused. Vesting of deferred cash accounts would have accelerated. Stock options unvested at year-end would have been forfeited. Employment agreement benefits would not have been paid.

(c)
Reduction in Force: The DST RSUs would have vested depending on the level of goals ultimately certified in the first quarter of 2011 for 2010 performance, and the time condition to vesting would no longer have applied. The Towle Performance RSUs would not have vested as goals were not ultimately certified in the first quarter of 2011 for 2010 performance. The Towle Time RSUs would not have vested. For Messrs. Hooley, Tritt and Towle, who have deferred cash accounts but are not retirement-eligible, vesting of the deferred cash earned for the 2008 performance year would not have accelerated (but the accounts would eventually vest and be paid), and vesting of the deferred cash earned for the 2009 performance year would have accelerated. For Messrs. McDonnell and Hager, who are retirement-eligible, vesting of deferred cash accounts would have accelerated. Stock options unvested at year-end would have vested pro rata based on the date of the event, other than the Hooley Performance Options, which would not have vested. Employment agreement benefits would have been paid as described in note (h).

(d)
Business Unit Divestiture: Because achievement of DST goals was certified for 2010 (and regardless of the level of achievement), the DST RSUs would have vested based on the number of months that have elapsed in a sixty-month performance period that began January 1, 2010, except that they would have vested for Messrs. McDonnell and Hager as described in note (b). The Towle Performance RSUs would not have vested as goals were not achieved for 2010 at any level. The Towle Time RSUs would not have vested. For Messrs. Hooley, Tritt and Towle, who have deferred cash accounts but are not retirement-eligible, vesting of the deferred cash earned for the 2008 performance year would not have accelerated (but the accounts would eventually vest and be paid), and vesting of the deferred cash earned for the 2009 performance year would have accelerated. For Messrs. McDonnell and Hager, who are retirement-eligible, vesting of deferred cash accounts would have accelerated. Stock options unvested at year-end would have vested pro rata based on the date of the event, other than the Hooley Performance Options, which would not have vested. Employment agreement benefits would have been paid as described in note (h).

(e)
Termination Without Cause: None of the various types of RSUs would have vested for Messrs. Hooley, Tritt and Towle. Because Messrs. McDonnell and Hager are retirement-eligible, their DST RSUs would have vested as described in note (b). For Messrs. Hooley, Tritt and Towle, deferred cash accounts would have been forfeited. For Messrs. McDonnell and Hager, who are retirement-eligible, vesting of deferred cash accounts would have accelerated. All types of stock options unvested at year-end would have been forfeited. Employment agreement benefits would have been paid as described in note (h).

(f)
Change in Control Followed By Termination Without Cause or Resignation for Good Reason (each, a "Special Termination"): All RSUs other than the Towle Time RSUs would have vested in full. The Towle Time RSUs would have vested pro rata only if the post-change in control termination was a resignation for good reason (rather than a termination without cause). The pro rata amount is based on the number of months in the twenty-four month performance period prior to the resignation. Vesting of deferred cash accounts and stock options would have accelerated. Employment agreement benefits would have been paid as described in note (j).

  Change in Control Not Followed By a Special Termination: None of the RSUs would have vested for any of the named officers, but the performance condition would no longer have applied, and all the RSUs other than the Towle Time RSUs would have begun vesting in one-third increments over the anniversary dates of the change in control so long as the employment continued. No options would vest. The performance condition to the Hooley Performance Options would no longer have applied and they would have begun vesting in one-third increments over the three anniversaries of the change in control so long as the employment continued.

(g)
Employment Agreement Separation Provisions: The employment agreement separation period upon which these amounts are based is 24 months for Messrs. McDonnell and Hooley, and twelve months for Mr. Hager, except that the employment agreements require the Incentive Program award to be paid only for the year in which termination occurred. For life insurance premiums, we used the 2010 rates. For health insurance premiums, we used the 2011 rates that would have applied depending on the type of coverage (individual or family) the officer procured for 2011. The agreements entitle the named officers to premium gross-ups as described in note (h). We show amounts in the Severance Incentive Award row for Messrs. McDonnell, Hager and Hooley at the award level applicable to 2010 incentives, as required by the employment agreements.

(h)
Health and Life Insurance Premium Gross-Ups: The estimates are based on our monthly cost of health and life insurance premiums as explained in note (g). To determine the aggregate value of the insurance coverage continuation, we multiplied the monthly health and life insurance premiums by the number of months of taxable insurance coverage continuation each named officer is entitled to under his respective employment agreement. We then calculated the additional tax gross-up payments we would have been obligated to make in order to put the named officer in an after-tax position as if he had never received the taxable insurance coverage continuation.

(i)
Employment Agreement Post-Change in Control Separation Provisions; Parachute Taxes. The calculations reflect employment agreement provisions stating that the following benefits are provided subsequent to a change in control upon a termination of the named officer within three years of the change in control, either by us without cause or by the named officer for good reason. We assumed the termination of employment occurred on the change in control.

  •
  Severance Base Salary. The base salary continuation period pursuant to the employment agreements is three years from the change in control (as opposed to the shorter salary continuation pay periods reflected in note (g)). Pursuant to their employment agreements, upon their termination by us without cause or by them for good reason incident to a change in control, we are obligated to continue their salary, incentives and other benefits for a period of three years subsequent to termination of employment.

  •
  Benefit Continuation Period. The period upon which the benefit amounts are based is three years from the change in control (as opposed to the shorter life and health insurance protection period reflected in note (g) for terminations that do not follow a change in control). Benefit continuation amounts consist of life and health insurance premiums, estimated 401(k) profit sharing contributions, and, for Messrs. McDonnell and Hager, hypothetical SERP contributions. Note (g) describes the determination of the monthly life and health insurance premium amounts. Profit sharing contribution amounts are based on contributions made for 2010 as these do not vary substantially from year to year for named officers.

    •
    Severance Incentive Award. Incentive Program awards upon a termination incident to a change in control for Messrs. McDonnell and Hooley (200% of base salary incentive target), and Mr. Hager (100% of base salary incentive target) are based, as the agreements require, on the assumption that we achieved target goals for the three-year Incentive Program period.

  Internal Revenue Code Section 4999 imposes a 20% excise tax on parachute payments ("parachute tax"). The Committee has formally determined not to include golden parachute excise tax gross-up provisions in future executive employment agreements. The current employment agreements provide that the named officers are eligible for a gross-up payment relating to the parachute tax. Any gross-up payment is intended to put the executive in the same after-tax position as if the executive had not been subject to the parachute tax. For Messrs. McDonnell and Hooley, the potential parachute payments are generally subject to a cap equal to the largest amount that can be paid without triggering the parachute tax. If the payments are capped, there would be no parachute tax and no gross-up payment. However, if the executive would retain, after tax, more than 120% of the amount he would retain if the potential parachute payments were capped, the cap does not apply and the executive is entitled to a gross-up payment, not to exceed five times the parachute tax. If our named officers had terminated employment in connection with a change in control of the Company (either by involuntary termination or a resignation for good reason as of December 31, 2010), only Mr. Hooley would have been entitled to a gross-up payment, in the amount shown in the above table. The cap did not apply to any of the named officers.

ANNUAL MEETING MATTERS

        Quorum.    For you to approve proposals at the 2011 annual meeting, we must have a quorum. A quorum means the holders of a majority of the shares of DST stock outstanding on the record date are present at the annual meeting. Proxies received but marked as abstentions or treated as broker non-votes will be included in the calculation of the number of shares considered to be present at the meeting. Also included in the calculation of shares present are broker non-votes, which occur when a broker has not received directions from customers and does not have discretionary authority to vote the customers' shares. If a quorum is not present at the scheduled time of the meeting, the stockholders who are represented may adjourn the meeting until a quorum is present. The time and place of the adjourned meeting will be announced at the time the adjournment is taken, and no other notice will be given.

        Tabulation of Votes.    You may cast one vote for each share of DST stock you held on the record date on all proposals. You may vote cumulatively for directors. In other words, you may cast a number of votes equal to the number of shares of our common stock held on the record date multiplied by the number of directors to be elected. You may cast all such votes for a single nominee or distribute them among the nominees as you choose.

  Votes Required for Approval.

        Election of Directors.    Stockholders elect directors by a plurality of the voted shares which we determine by reference to the number of votes for each nominee. For the 2011 meeting, our stockholders will elect the four nominees with the highest number of affirmative votes. You may cast your vote in favor of a director or withhold it. We disregard withheld votes in determining a plurality.

        Nonbinding, Advisory Say on Pay Vote.    The affirmative vote of a majority of the shares of DST stock present and entitled to vote at the meeting is required to ratify the resolution approving the Company's named officer compensation as disclosed in this proxy statement. Abstentions will be treated as shares present for quorum purposes and entitled to vote, so they will have the same practical effect as votes against the proposal. Broker non-votes will be treated as shares present for quorum purposes but not entitled to vote, so they will not affect the outcome of this proposal.

        Non-binding, Advisory Vote on the Frequency of Future Say on Pay Voting.    The advisory vote on the frequency of future Say on Pay votes is a plurality vote. The Board will consider stockholders to have expressed a non-binding preference for the frequency option that receives the most votes. The advisory vote on the frequency of future Say on Pay votes is a plurality vote. The Board will consider stockholders to have expressed a non-binding preference for the frequency option that receives the most votes. Abstentions and broker non-votes will not affect the outcome of this proposal. Although this advisory vote is non-binding, the Board and the Compensation Committee will take into account the outcome of the vote when considering the frequency of future advisory votes on executive compensation.

        Ratification of Independent Registered Public Accounting Firm.    The affirmative vote of a majority of the shares of DST stock present and entitled to vote at the meeting is required to ratify the Audit Committee's appointment of PricewaterhouseCoopers as our independent registered public accounting firm for 2011. Abstentions will be treated as shares present for quorum purposes and entitled to vote, so they will have the same practical effect as votes against a proposal. Broker non-votes will be treated as shares present for quorum purposes but not entitled to vote, so they will not affect the outcome of this proposal.

        How Stockholders Vote.    Voters include recordholders, persons holding DST stock in our tax-qualified benefit plans, and investors holding DST stock through a broker or other nominee.

        Common Stock Held of Record.    You may vote shares of record if you are present at the 2011 annual meeting either in person or through your proxy. By casting a paper, Internet or telephone vote (each of which is valid under Delaware law), you appoint our Proxy Committee as your proxy to vote your shares. Three of our officers constitute the Proxy Committee, which will vote as specified all shares of DST stock for which it is proxy. To name as proxy someone other than the Proxy Committee, please contact the Corporate Secretary at the address on page 1 for instructions. The person named as replacement proxy must attend and vote at the annual meeting. This Proxy Statement solicits, and you grant by voting, discretionary authority for the Committee to vote cumulatively for the election of directors. If you do not specify how you are voting your shares, the Proxy Committee intends to vote them for the Board nominees, for ratification of PricewaterhouseCoopers, for the approval of the resolution approving the Company's named officer compensation, in favor of an annual vote frequency for future Say on Pay votes, and in accordance with the discretion of the Proxy Committee on such other matters as properly come before the annual meeting.

        Common Stock Held Under the Plans.    If you hold shares through our benefit plans, you may, by casting a paper, Internet or telephone vote, instruct the trustee of the benefit plans how to vote the shares allocated to your accounts. The trustee will vote your shares as you instruct. For shares of DST stock not allocated to benefit plan accounts or for which it has not received instructions, the trustee must vote the shares in the same proportion as those shares for which it received instructions. The trustee may vote benefit plan shares either in person or through a proxy. The trustee intends to vote in the same manner as the Proxy Committee on any miscellaneous matters stockholders properly bring before the annual meeting.

        Common Stock Held Through a Broker or Other Nominee.    Each broker or nominee must solicit from its customers their directions on how to vote the shares the broker or nominee holds on their behalf. The broker or nominee must then vote the shares in accordance with such directions. We have requested brokers or nominees to forward soliciting materials to you. Whether brokers and nominees may vote shares when they have not received customer directions depends on our proposals and on the rules and procedures of the New York Stock Exchange. The following table shows the New York Stock Exchange rules with regard to our proposals and broker voting.

Proposal	Broker Discretionary Voting Allowed
Elect Directors	No
Ratify Audit Committee's Selection of Independent Registered Public Accounting Firm	Yes
Non-binding, Advisory Say on Pay Vote	No
Non-binding, Advisory Vote on the Frequency of Future Say on Pay Voting	No

        Recasting or Revoking Your Vote.    Until the polls close (or, as applicable, until the trustee, broker or nominee votes), you may recast your votes with a later-dated voting card or an Internet or telephone vote. You may revoke your vote by following the revocation procedures of the trustee, broker or nominee or, as a recordholder, by delivering your written revocation to our Corporate Secretary before the polls close during the annual meeting.

        Attendance and Voting in Person at the Annual Meeting.    Only recordholders or their properly appointed proxies, beneficial owners of DST stock who have evidence of such ownership, and our guests may attend the annual meeting. Benefit plan participants and broker customers may only vote by instructing the trustee, broker or nominee and may not cast ballots at the annual meeting unless the trustee, broker or nominee has instructed us otherwise. Recordholders who have not appointed a proxy, or who have revoked the appointment of a proxy, may cast a ballot at the annual meeting.

        General Information.    We pay the cost of the annual meeting, including the cost of mailing the proxy materials. We may ask directors, officers and employees to solicit proxies by telephone, in writing, or in person. We have retained D.F. King & Co., Inc. to assist in obtaining proxies. We expect to pay D.F. King less than $10,000 plus expenses. In addition, we may reimburse brokerage firms and other persons representing beneficial owners of DST stock for their expenses in forwarding this Proxy Statement, the Annual Report and other Company soliciting materials to the beneficial owners.

        Stockholder Proposals.    As a stockholder, you may submit proposals for consideration at the 2012 annual stockholders' meeting.

        Including Stockholder Proposals in the 2012 Annual Meeting Proxy Statement.    If you desire to have a proposal included in our Proxy Statement for the 2012 annual meeting, our Corporate Secretary must receive your proposal at the address on page 1 on or before November 22, 2011. The proposal must comply with the securities regulations and our Bylaws.

        Timely Notice of Nominations for Director and Other Stockholder Proposals.    Our bylaws provide that you may not make a proposal (other than a proposal requested to be included in a Proxy Statement, as noted above) unless you:

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  timely deliver notice to our Corporate Secretary, and

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  have beneficially owned at least 1% of our outstanding common stock for at least one year, and intend to continue to beneficially own at least 1% of our outstanding common stock through the date of the 2012 meeting.

        Notice of a proposal is timely:

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  if the meeting is to be held the second Tuesday in May and you deliver the proposal not less than 90 nor more than 120 days prior to the anniversary of our last annual meeting;

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  if the meeting is to be held more than 30 days before or more than 60 days after the anniversary of our last annual meeting, and you deliver the proposal not less than 120 days and not later than 90 days prior to the annual meeting, or, if later, the 10th day following the day on which the date of such meeting was publicly disclosed in a press release or an SEC filing by the Company.

To timely submit a proposal for the 2012 annual meeting if it occurs on May 8, 2012, you must deliver it no earlier than January 11, 2012 and no later than February 10, 2012.

        Contents of Notice of Proposal.    Your proposal must be written. The required contents depend on whether the proposal pertains to nominating a director or to other business. The Chairman of the annual meeting has the power to determine whether the proposed business is appropriate and properly brought before the meeting.

        Your notice pertaining to the nomination of a director shall include:

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  your name and address and the name and address of the person or persons to be nominated;

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  a representation that you meet the ownership requirement set forth above and that you are a holder of record of stock of the Company entitled to vote in the election of directors at such meeting and intend to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice;

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  your name and address, as it appears on the Company's books, and the name and address of the beneficial owner, if any, on whose behalf the nomination is made;

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  the class and number of shares of the Company which are owned beneficially and of record by you and by each nominee proposed by you;

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  a description of all arrangements or understandings between you and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made;

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  such other information regarding each nominee proposed by you as would have been required to be included in a Proxy Statement filed pursuant to Regulation 14A as then in effect under the Securities Exchange Act of 1934, as amended ("Exchange Act"), had the nominee been nominated, or intended to be nominated, by the Board of Directors; and

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  the consent of each nominee to serve as a director of the Company if so elected.

The Company may require any proposed nominee to furnish such other information as may reasonably be required by the Company to determine the eligibility of such proposed nominee to serve as an independent director of the Company, or that could be material to a reasonable stockholder's understanding of the independence or lack of independence of such nominee.

        Your notice concerning business other than nominating a director shall set forth:

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  a brief description of the business you desire to bring before the meeting and your reasons for conducting such business at the meeting;

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  your name and address;

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  the class and number of shares of stock that you beneficially own and the name and address of record under which you own it;

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  a representation that you meet the ownership requirement set forth above;

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  a description of all arrangements or understandings between you and any other person or persons (naming such person or persons) in connection with the proposal of such business;

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  such other information regarding you as would have been required to be included in a Proxy Statement filed pursuant to Regulation 14A as then in effect under the Securities Exchange Act of 1934, as amended ("Exchange Act"); and

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  any material interest you have in such business.

        Availability of Annual Report.    The Annual Report on Form 10-K for the fiscal year ended December 31, 2010 as filed (with only new exhibits) with the Securities and Exchange Commission includes a list of all exhibits. We will furnish copies of exhibits listed in the Form 10-K if you request them in writing from our Corporate Secretary at the address on page 1. We will ask you to pay our reasonable expenses in furnishing such exhibits. You may make such request only if you are a beneficial owner of DST stock entitled to vote at the annual meeting and you identify yourself as such. The Form 10-K, including any specific exhibits filed with it, are available at www.dstsystems.com and www.sec.gov.

        Householding for Broker Customers.    Services that deliver materials to broker customers may deliver to multiple stockholders sharing the same address a single copy of our Form 10-K, Proxy Statement, and Notice of Internet Availability of Materials, as applicable. If you received a single copy at an address shared by other stockholders, we will promptly deliver to you upon your written or verbal request a separate copy of the documents. Please make your request in writing to our Corporate Secretary at the address on page 1 or by calling (816) 435-8655. To receive separate copies of our Form 10-K, Proxy Statement, or Notice of Availability of Internet Materials in the future from your broker or nominee, or to receive only one copy per household, please contact the bank, broker or other nominee holding your shares.

By Order of the Board,

Randall D. Young
Vice President, General Counsel and Secretary
Kansas City, Missouri March 21, 2011

IMPORTANT ANNUAL MEETING INFORMATION

Electronic Voting Instructions

You can vote by Internet or telephone!

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Daylight Time, on May 10, 2011.

Vote by Internet

• Log on to the Internet and go to www.envisionreports.com/DST

• Follow the steps outlined on the secured website.

Vote by telephone

• Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.

• Follow the instructions provided by the recorded message.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Annual Meeting Proxy Card

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proposals — The Board of Directors recommends a vote FOR the nominees listed in Proposal 1, FOR Proposals 2 and 3 and, 1 Yr for Proposal 4.

1. Election of Directors:
	For	Withhold

01 - George L. Argyros	☐	☐

02 - Lawrence M. Higby	☐	☐

03 - Thomas A. McDonnell	☐	☐

04 - M. Jeannine Strandjord	☐	☐

		For	Against	Abstain

2. Ratification of independent registered public accounting firm.		☐	☐	☐

3. Non-binding, Advisory Vote on Named Officer Compensation (Say on Pay).		☐	☐	☐

	1 Yr	2 Yrs	3 Yrs	Abstain

4. Non-binding, Advisory Vote on the Frequency of Future Say on Pay Voting.	☐	☐	☐	☐

• Non-Voting Items

Change of Address — Please print new address below.

By signing this card, you are authorizing the Proxy Committee (if you own Com Shares) and the Trustee of the DST Benefit Plan(s) (if you own Benefit Plan Shares) to vote your shares as you specify on the four proposals presented at the Annual Meeting or any adjournment thereof and to vote in their respective discretion on other proposals that may properly come before such meeting.

To vote in accordance with all of the DST Board of Directors’ recommendations, please sign and date; you need not mark any boxes. The DST Board of Directors recommends that you vote FOR each of the proposals.

SEE IMPORTANT INFORMATION ON THE REVERSE SIDE OF THIS CARD.

Meeting Attendance

Mark box to the right if you plan to attend the Annual Meeting.	☐

• Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.		Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

/	/

1UPX

01AA3D

Consent to receive annual meeting materials through Internet access:

Current regulations and standards require your consent if, as a holder of record, you wish to stop paper delivery of annual meeting materials to you and, in the future, receive e-mail notice of Internet access to the materials. The Internet voting site for this year’s meeting allows you to consent for future years. If you are not voting over the Internet, you may consent at www.computershare.com/us/ecomms. If you hold your DST shares through a broker or other nominee, you can stop paper delivery only by following the instructions of the broker or nominee.

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proxy — DST Systems, Inc.

Annual Meeting of Stockholders - May 10, 2011

THE DST BOARD OF DIRECTORS SOLICITS YOUR VOTE

The DST Board is making the four proposals. They are not related to or conditioned on the approval of any other proposals which may come before the Annual Meeting.

The Com number(s) shown on the front of the card is the number of shares you held directly in certificate form or in a book entry account with DST’s transfer agent as of the close of business on the Record Date (March 11, 2011). The Proxy Committee appointed by the DST Board that will vote your Com shares is comprised of Stephen C. Hooley, Kenneth V. Hager and Randall D. Young. If you do not specify how you authorize the Proxy Committee to vote your Com shares, you authorize it to vote FOR the nominees listed in Proposal 1, FOR Proposals 2-3 and 1 Yr for Proposal 4.

The ESOP and 401k numbers shown on the front of the card (“Benefit Plan Shares”) are the total number of shares you held as of the close of business on the Record Date through your participation in the DST Employee Stock Ownership Plan and/or the DST 401(k) Profit Sharing Plan. If you fail to return this Voting Card or do not specify your vote, the Trustee of the applicable plan will vote the shares allocated to your benefit plan account in the same proportion as the shares held by the plan for which the Trustee receives voting instructions.

You may revoke this proxy in the manner described in the Proxy Statement dated March 21, 2011, receipt of which you hereby acknowledge.

PLEASE DATE AND SIGN ON REVERSE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. REFER TO THE REVERSE SIDE FOR TELEPHONE AND INTERNET VOTING INSTRUCTIONS.

DST Systems, Inc.

Annual Meeting of Stockholders

May 10, 2011

Control Number:

To: [[Registration]]

We are pleased to deliver your Proxy Statement and Form 10-K Annual Report via email and provide you with the opportunity to vote online. The Proxy Statement and Form 10-K Annual Report are now available, and you can now vote your shares for the 2011 Annual Stockholders’ Meeting. Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Daylight Time, on May 10, 2011.

You may be receiving separate communications from us today if you hold your shares of record in more than one type of account at Computershare, our transfer agent (e.g., single ownership versus joint tenancy).  Please vote separately if you receive more than one email today.  All separate communications you receive today pertain to DST shares you hold directly in your account(s) at Computershare, not to shares you hold through a broker or other nominee. You will receive separate instructions from your broker or nominee for any such shares. Please also vote those shares when you receive voting instructions.

To view the Proxy Statement and Form 10-K Annual Report and to cast your vote, please visit: www.envisionreports.com\DST and then follow the instructions. To vote (the green button to the right on the website), you will need the Control Number above.

You may also vote by calling toll free within the United States, Canada and Puerto Rico, 1-800-652-VOTE (8683), Computershare’s interactive voice response (“IVR”). The IVR will ask you to speak the circled number located in the shaded bar on your proxy card. When the IVR asks this, please use the Control Number above. For purposes of telephonic voting, please note that, for Proposal 1, the four persons nominated for service on our Board of Directors are: 01 George L. Argyros, 02 Lawrence M. Higby, 03 Thomas A. McDonnell, 04 M. Jeannine Strandjord; that Proposal 2 is the Ratification of Independent Registered Accounting Firm, that Proposal 3 is the Non-binding Vote on Named Officer Compensation (Say on Pay) and that Proposal 4 is a Non-binding Advisory Vote on the Frequency of Future Say on Pay Voting.

If you have any questions regarding your account balance or other account information, please call 1-877-282-1168 and we will be pleased to help. Alternatively, you may also submit such questions directly through our secure, online contact form at: www.computershare.com/ContactUs.

Thank you for using our online voting or telephone service.

This email and any files transmitted with it are solely intended for the use of the addressee(s) and may contain information that is confidential and privileged. If you receive this email in error, please advise us by return email immediately. Please also disregard the contents of the email, delete it and destroy any copies immediately. Computershare Limited and its subsidiaries do not accept liability for the consequences of any computer viruses that may be transmitted with this email.

You may request a paper copy of the Proxy Statement and Form 10-K by calling Val Lake, 816/435-8655, or emailing vllake@dstsystems.com.